SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CERUS CORPORATION

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PRELIMINARY COPIES—SUBJECT TO COMPLETION

CERUS CORPORATION

2550 Stanwell Dr.

Concord, CA 94520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 11, 2014

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders of CERUS CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, June 11, 2014 at 9:00 a.m. local time at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520 for the following purposes:

1.	To elect the three nominees for director named in the Proxy Statement accompanying this Notice to the Board of Directors, to hold office until the 2017 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 112,500,000 shares to 225,000,000 shares.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

4.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

5.	To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 14, 2014. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors

Lori L. Roll

Secretary

Concord, California

April     , 2014

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting in person, please vote as soon as possible. You can vote over the telephone or the internet, or, if you received a printed copy of the proxy materials via mail, by completing, signing and returning the proxy card as instructed in the materials. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of proxy materials may be found in the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, mailed to stockholders. If you vote over the telephone or the internet, your vote must be received no later than 11:59 p.m. Eastern Time on June 10, 2014. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must bring with you a proxy issued in your name from that record holder that confirms that you are the beneficial owner of those shares or follow the instructions for internet or telephone voting procedures provided by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 11, 2014, at 2550 Stanwell Drive, Concord, California 94520:

The proxy statement and annual report to stockholders are available at

www.proxyvote.com

PRELIMINARY COPIES—SUBJECT TO COMPLETION

CERUS CORPORATION

2550 Stanwell Drive

Concord, CA 94520

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet or a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials, or the Notice, to certain of our stockholders of record and posting our proxy materials online at www.proxyvote.com. In addition, certain of our stockholders who previously requested to receive paper copies of our proxy materials instead of a Notice will be furnished a full set of proxy materials in the mail instead of the Notice. We intend to mail the full sets of proxy materials to the stockholders described in the previous sentence on or about April 30, 2014.

The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 30, 2014 to all stockholders of record as of April 14, 2014.

If I received a Notice, will I receive any proxy materials by mail other than the Notice?

No. If you received a Notice, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

How do I attend the annual meeting?

The annual meeting will be held on Wednesday, June 11, 2014 at 9:00 a.m. local time at our principal executive offices located at 2550 Stanwell Dr., Concord, CA 94520. Directions to the annual meeting may be found at http://www.cerus.com/About-Cerus/map-and-directions-usa/default.aspx. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2014 are entitled to vote at the annual meeting. On this record date, there were              shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 14, 2014 your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at

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the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you submit your proxy telephonically or over the internet, you must vote no later than 11:59 p.m. Eastern Time on June 10, 2014.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or the full set of proxy materials, as applicable, will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal No. 1: Election of three directors;

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Proposal No. 2: Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 112,500,000 shares to 225,000,000 shares;

•	Proposal No. 3: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

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Proposal No. 4: Ratification of the selection by the Audit Committee of the Board of Directors, or the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for all nominees or for any individual nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that was delivered to you, and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m., Eastern Time on June 10, 2014 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 10, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 14, 2014.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a proxy card or you do not vote by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote

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the shares. These un-voted shares are counted as “broker non-votes.” In this regard, the election of directors (Proposal No. 1) and the advisory approval of the compensation of our named executive officers (Proposal No. 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposals Nos. 1 and 3. Accordingly, if you own shares through a broker or nominee, please be sure to instruct your broker or nominee how to vote to ensure that your vote is counted on all of the proposals.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections or if you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted, as applicable, “For” the election of both nominees for director named herein to the Board to hold office until the 2017 Annual Meeting of Stockholders; “For” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation; “For” advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and “For” the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (each as further described in this Proxy Statement). If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals identified on the proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We estimate that we will pay Alliance Advisors, LLC, our proxy solicitor, a fee of up to $8,500 to solicit proxies, though the costs of this proxy solicitation process could be lower or higher than our estimate. In addition to these written proxy materials, our proxy solicitor, directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice or set of proxy materials that you receive to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy and change your vote at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of the following ways, regardless of how you previously voted:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions to change or revoke your vote provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. For such proposals to be included in our proxy materials relating to our 2015 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 31, 2014 to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520. However, if our 2015 Annual Meeting of Stockholders is not held between May 12, 2015 and July 11, 2015, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

Pursuant to our bylaws, if you wish to submit a proposal or nominate a director at our 2015 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520 by no earlier than the close of business on March 13, 2015 and no later than the close of business on April 12, 2015. However, if our 2015 Annual Meeting of Stockholders is not held between May 12, 2015 and July 11, 2015, then you must notify our Corporate Secretary, in writing, no earlier than the close of business on the 90th day prior to the date of the 2015 Annual Meeting of Stockholders and no later than the close of business on the later of (i) the 60th day prior to the date of the 2015 Annual Meeting of Stockholders, or (ii) if we publicly announce the date of the 2015 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2015 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of the 2015 Annual Meeting of Stockholders. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2015 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the annual meeting and, therefore, may not be considered at the annual meeting. In addition, if you do not also comply with the requirements of the 1934 Act, our management will have discretionary authority to vote all shares for which we have proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to the other proposals, votes “For”, “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. However, abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals, except with respect to Proposal No. 2. For Proposal No. 2, approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 112,500,000 shares to 225,000,000 shares, abstentions and broker non-votes will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

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For the election of directors, the three nominees receiving the highest number of “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote) will be elected as directors. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2, approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from

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112,500,000 shares to 225,000,000 shares, must receive “For” votes from the holders of a majority of the outstanding shares of our common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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Proposal No. 3, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

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To be approved, Proposal No. 4, the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were              shares outstanding and entitled to vote. Thus, the holders of              shares must be present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote over the telephone or on the internet, or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

What proxy materials are available on the internet?

Our proxy statement and annual report to stockholders are available at www.proxyvote.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the 1934 Act that involve risks and uncertainties. The forward-looking statements are contained principally in the sections of this proxy statement titled “Proposal No. 2—Approval of Increase in Number of Authorized Shares of Common Stock” and “Executive Compensation—Compensation Discussion and Analysis.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning Cerus’ prospects and future results, including statements concerning the potential approval of the modular Premarket Approval Applications, or PMAs, by the United States Food and Drug Administration, or FDA, for the INTERCEPT Blood System for plasma and platelets, potential marketing approval for the red blood

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cell system in Europe, the potential commercial launch in the United States of the INTERCEPT Blood System for plasma and platelets, our ability to reach profitability, our ability to attract and retain key employees and our capital needs. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “estimate,” “expect,” “plan,” and similar expressions intended to identify such forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. There can be no assurance that these statements will prove to be correct. Certain important factors could cause actual results to differ materially from those discussed in such statements, including our need for additional capital, whether our pre-clinical and clinical data or data from commercial use will be considered sufficient by regulatory authorities to grant marketing approval for our products, including the risks that Cerus may be required to complete additional clinical trials in order to obtain approval of its modular PMA submissions, that Cerus‘ PMA submissions might not be approved by the FDA in a timely manner or at all, or that any submissions for regulatory approval of the red blood cell system in Europe might not be approved in a timely manner or at all; market acceptance of our products; reimbursement; development and testing of additional configurations of our products; regulation by domestic and foreign regulatory authorities; our limited experience in sales, marketing and regulatory support for the INTERCEPT Blood System; incompatibility of our platelet system with some commercial platelet collection methods; our need to complete certain of our product components’ commercial design; more effective product offerings by, or clinical setbacks of, our competitors; our ability to control our costs; volatility in our stock price; and other factors discussed under the caption “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 7, 2014. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect the three nominees for director named herein to the Board. The Board is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled by a majority of the remaining directors, unless the Board determines by resolution that a vacancy be filled by our stockholders. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has seven members. There are three directors in the class whose term of office expires at the annual meeting. Proxies will not be voted for a greater number of persons than the three nominees named below. Each of the nominees listed below was previously elected as a director of Cerus by our stockholders. If elected at the annual meeting, each of these nominees would serve until the 2017 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend our annual meetings of stockholders. In 2013, Messrs. Cassin, Cozadd and Greenman and Dr. Corash attended our annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of all of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by our Nominating and Corporate Governance Committee of the Board. Each nominee for election has agreed to serve if elected. Our management has no reason to believe that any of these nominees will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to the effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the Nominating and Corporate Governance Committee and the Board to believe that such director nominee should continue to serve on the Board. However, each member of the Nominating and Corporate Governance Committee and the Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of the other members.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING

Timothy B. Anderson, 67, has served as a member of our Board since 2003. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Anderson should continue to serve as a member of the Board in part due to his extensive knowledge of us, having been a director since 2003, which brings historic knowledge and continuity to the Board. The Board also considered his operational and global industry experience obtained from his many years as an executive with Baxter International. Mr. Anderson was Senior Vice President of Strategy and Business Development of Baxter International, Inc., a pharmaceutical company, from 1999 until 2002, and held various management positions at Baxter International from 1992 until 1999, including President, Biotech Group from 1992 until 1997, Group Vice President from 1993 until 1997 and Chairman, Baxter Europe from 1997 until 1999. From 2006 until 2010, Mr. Anderson served as a member of the board of directors of Puricore Public Limited Company.

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Bruce C. Cozadd, 50, has served as a member of our Board since November 2001. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Cozadd should continue to serve as a member of the Board in part due to his extensive financial management expertise as the former Chief Financial Officer of ALZA Corporation and his industry expertise as the Chairman and Chief Executive Officer of Jazz Pharmaceuticals plc. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined the by the SEC. The Board also believes that because Mr. Cozadd has been a director since 2001, he brings historic knowledge and continuity to the Board. Mr. Cozadd is a co-founder of Jazz Pharmaceuticals, Inc. and has served as its Chairman and Chief Executive Officer since April 2009. In January 2012, Mr. Cozadd became the Chairman and Chief Executive Officer of Jazz Pharmaceuticals plc, the successor to Jazz Pharmaceuticals, Inc. From 2003 until April 2009, he served as Executive Chairman of Jazz Pharmaceuticals, Inc. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company now owned by Johnson & Johnson, most recently as its Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing and prior to that as Chief Financial Officer and Vice President, Corporate Planning and Analysis. Previously, Mr. Cozadd was a member of the health care investment banking team at Smith Barney, Harris Upham & Co. He serves on the boards of Jazz Pharmaceuticals plc, Threshold Pharmaceuticals, a biotechnology company, and The Nueva School, a non-profit organization. He received a B.S. in molecular biophysics & biochemistry and economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

William M. Greenman, 47, has served our President and Chief Executive Officer and a member of our Board since April 2011. The Nominating and Corporate Governance and the Board concluded that Mr. Greenman should continue to serve as a member of the Board in part due to his extensive knowledge of our day-to-day operations obtained by virtue of his role as President and Chief Executive Officer. In addition, as a result of his various executive roles at Cerus over the last nineteen years, Mr. Greenman has a broad depth of experience and historical knowledge regarding Cerus’ clinical, commercial and regulatory pathways. Mr. Greenman served as our Senior Vice President, Business Development and Marketing from August 2008 until April 2011 and was named our Chief Business Officer in April 2010. Mr. Greenman served as our President, Cerus Europe, from 2006 until August 2008. From 1999 to 2006, Mr. Greenman served as our Vice President, Business Development after returning to Cerus after a brief time in the venture capital business. Prior to joining us in 1995 as Director of Business Development, Mr. Greenman worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995. Mr. Greenman has served on the board of directors of Aduro BioTech, a venture backed private cancer vaccines company, since June 2010. Mr. Greenman holds a B.A.S. in economics and biological sciences from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Frank Witney, Ph.D., 60, has served as a member of the Board since March 2014. The Nominating and Corporate Governance Committee recommended, and the Board approved, Dr. Witney’s appointment to the Board, filling the vacancy left by our former director and Chair of the Board, B.J. Cassin, in part due to his extensive experience in the life science industry, his expertise in corporate strategy and the commercialization of products, and the depth of his scientific background. Dr. Witney has served as President, Chief Executive Officer and a director of Affymetrix, Inc., a provider of life science products and molecular diagnostic products, since July 2011. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation, a provider of analytical instrumentation and related accessories and chemicals, from April 2009 until its acquisition by Thermo Fisher Scientific, Inc. in May 2011. Between December 2008 and April 2009, Dr. Witney served as Affymetrix’ Executive Vice President and Chief Commercial Officer. Prior to that, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and B.S. in Microbiology from the University of Illinois.

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Daniel N. Swisher Jr., 51, has served as a member of our Board since June 2011 and has served as Chair of the Board since October 2013. The Nominating and Corporate Governance Committee and the Board concluded that Mr. Swisher continues to be a valuable member of the Board in part due to his extensive financial management expertise as the former Chief Financial Officer of Sunesis Pharmaceuticals, Inc., or Sunesis, and his industry expertise as the current President and Chief Executive Officer of Sunesis. Mr. Swisher has served as the Chief Executive Officer of Sunesis and a member of its board of directors since January 2004 and as its President since August 2005. From December 2001 to December 2003, he served as the Chief Business Officer and Chief Financial Officer of Sunesis. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing, for ALZA Corporation. Mr. Swisher holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Dr. Laurence M. Corash, 70, one of our co-founders, has served as a member of our Board since December 2002. The Nominating and Corporate Governance Committee and the Board concluded that Dr. Corash continues to be a valuable member of the Board in part due to his extensive knowledge of us, having been a director since 2002, which brings historic knowledge and continuity to the Board. The Board also considered his scientific expertise obtained from almost 30 years as an M.D. in the field of hematology, which is relevant to our pathogen inactivation technology for blood products. Dr. Corash has been our Senior Vice President and Chief Medical and Chief Scientific Officer since July 2009. Previously, he had been our Senior Vice President and Chief Medical Officer since March 2008. Prior to that, he had been our Vice President, Medical Affairs since July 1996 and Director of Medical Affairs from July 1994. Dr. Corash was a consultant to us from 1991 until 1994, when he joined us as Director, Medical Affairs. Dr. Corash has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985. He was the Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco from 1982 to 1997. From February 1990 to July 1994, Dr. Corash was a member of the FDA Advisory Panel for Hematology Devices. From 2008 until 2011, Dr. Corash served as the industry representative on the Department of Health and Human Services’ Advisory Committee on Blood Safety and Availability.

Gail Schulze, 62, has served as a member of our Board since 2007. The Nominating and Corporate Governance Committee and the Board concluded that Ms. Schulze continues to be a valuable member of the Board in part due to her extensive experience in executive roles in both large and small life sciences organizations at various stages of development. From May 2008 until June 2012, she was the Chief Executive Officer and Chairman of the Board of Directors of Zosano Pharma, a private biopharmaceutical company. From May 2006 to March 2007, she was the Chief Executive Officer and a director of YM Biosciences US and President, YM Biosciences, Inc., a global biopharmaceutical organization with three late-stage oncology programs. Prior to joining YM Biosciences in 2006, she was President, Chief Executive Officer and director of Eximias Pharmaceutical Corporation, also a late-stage biopharmaceutical company focused on oncology. From 2001 to 2004, Ms. Schulze was Chief Operating Officer and Deputy Chief Executive Officer of Aventis Behring LLC, a fully independent biologics subsidiary of Aventis, and from 1997 to 2001, she was Senior Executive Vice President and Chief Commercial Officer. From 1995 to 1997, she was Corporate Vice President of Allegiance Healthcare Corporation, where she led the creation and management of the Cost Management Services group of divisions. From 1979 to 1995, Ms. Schulze held multiple positions within Baxter Healthcare Corporation focused on the global development and commercialization of chronic therapies, most recently as President of the US Managed Care division and President of Renal Division Europe. Ms. Schulze has served on multiple private and public boards. She received a B.A. with highest honors in psychobiology from the University of California, Santa Cruz, studied neurophysiology at the University of Wisconsin and received her M.B.A. from the Stanford Graduate School of Business.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The NASDAQ Stock Market, or NASDAQ, listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after its review to determine if there were any relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Schulze, Dr. Witney and Messrs. Anderson, Cozadd, and Swisher. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Greenman, our President and Chief Executive Officer, and Dr. Corash, our Senior Vice President and Chief Medical and Chief Scientific Officer, are not independent directors by virtue of their employment with us.

BOARD LEADERSHIP STRUCTURE

The Board has an independent chair, Mr. Swisher, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. Mr. Swisher was elected as Chair in October 2013 following the announcement by B.J. Cassin, our former Chair and Board member, of his intent to retire from the Board effective December 31, 2013.

We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our management team is responsible for identifying and reviewing risks facing us, including, without limitation, strategic, operational, financial and regulatory risks and generally meets on a weekly basis as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with securities and financial regulations, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to our strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chair will raise those risks at the next scheduled meeting of the Board. Typically, the Audit Committee of the Board meets at least quarterly to review our major financial risk exposures in connection with various matters, including the

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filing of our annual and quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee’s respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through monthly business reports provided by management and discussed at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during 2013. Each Board member attended all of the meetings held by the Board and of the committees on which he or she served that were held in 2013.

As required under applicable NASDAQ listing standards, in 2013, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance (1)
B.J. Cassin(2)			X		X
Timothy B. Anderson	X				X	*
Bruce C. Cozadd	X	*	X		X
Gail Schulze			X	*	X
Daniel N. Swisher, Jr.	X				X
Total meetings in fiscal 2013	4		2		1

*	Committee Chairperson
(1)	Effective October 17, 2013, the size of the Nominating and Corporate Governance Committee was reduced to three (3) members, constituting Messrs. Anderson, Cassin, and Swisher. Concurrent with the reduction in size, the chair of the Nominating and Corporate Governance Committee was changed from Mr. Cassin to Mr. Anderson.
(2)	Mr. Cassin retired from the Board effective December 31, 2013.

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews the relationships between us and any prospective independent registered public accounting firm that may bear on independence and discusses those relationships with the prospective independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public

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accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our annual report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements; annually discusses with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; reviews the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to our Code of Business Conduct and Ethics, including review and approval of related-party transactions, and reviews and discusses with management and the independent registered public accounting firm our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in periodic reports filed with the SEC. The Audit Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Audit Committee is currently composed of three directors: Messrs. Anderson, Cozadd (Chair) and Swisher, all of whom were on the Audit Committee for all of 2013, The Audit Committee met four times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Board reviews the NASDAQ listing standards and applicable definitions of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC and satisfied the financial sophistication requirements of the NASDAQ listing standards. The Board made a qualitative assessment of Mr. Anderson’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at Baxter International, Inc., pursuant to which Mr. Anderson has experience actively supervising the preparation of financial reports. The Board made a qualitative assessment of Mr. Cozadd’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at ALZA Corporation, Jazz Pharmaceuticals, Inc. and Jazz Pharmaceuticals plc, pursuant to which Mr. Cozadd has experience supervising the preparation of financial reports. The Board made a qualitative assessment of Mr. Swisher’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include his current role as President and Chief Executive Officer, as well as his prior role as Chief Financial Officer, at Sunesis Pharmaceuticals, pursuant to which Mr. Swisher has experience supervising the preparation of financial reports. For further information on the experience of Messrs. Anderson, Cozadd and Swisher, please see their biographies under “Proposal No. 1—Election of Directors.”

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Report of the Audit Committee of the Board of Directors1

Our management has primary responsibility for preparing our financial statements and establishing the financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ Communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm, the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee:

Mr. Bruce C. Cozadd

Mr. Timothy B. Anderson

Mr. Daniel N. Swisher, Jr.

Compensation Committee

The Compensation Committee is currently composed of three directors: Mr. Cozadd, Ms. Schulze (Chair) and Dr. Witney. Mr. Cozadd and Ms. Schulze were on the Compensation Committee for all of 2013. Mr. Cassin, our former Chair and Board member, was also on the Compensation Committee for all of 2013. Mr. Cassin retired from the Board effective December 31, 2013. Dr. Witney was elected to the Board effective March 24, 2014, and was appointed to the Compensation Committee at that time. All members of our Compensation Committee during 2013 were, and the current members of the Compensation Committee are, independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). In addition, in determining whether Mr. Cozadd, Ms. Schulze and Dr. Witney are independent within the meaning of the NASDAQ listing standards pertaining to membership of the Compensation Committee that will be in effect for us as of the annual meeting, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. The Compensation Committee met two times during the 2013 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including: establishment of corporate objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements of our chief executive officer and the other executive

[1]	The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Cerus Corporation under the Securities Act of 1933, as amended, or the 1933 Act, or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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officers; and administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs. The Compensation Committee also performs those specific functions as set forth above under the heading “Role of The Board in Risk Oversight.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board, to grant stock awards under our equity incentive plans to persons who are not (i) “Covered Employees” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or the Code; (ii) individuals with respect to whom we wish to comply with Section 162(m) or (iii) then subject to Section 16 of the 1934 Act.

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, and has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such adviser. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of compensation to any such adviser. In this regard, the Compensation Committee engaged Radford, an AON Hewitt Consulting Company, or Radford Consulting, as a compensation consultant since August 2010, as described in greater detail under the “Compensation Discussion and Analysis” section of this Proxy Statement. In April 2013 and again in March 2014, the Compensation Committee analyzed whether the work of Radford Consulting as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Radford Consulting; (ii) the amount of fees from our company paid to Radford Consulting as a percentage of the firm’s total revenue; (iii) Radford Consulting’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford Consulting or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of Radford Consulting and the individual compensation advisors employed by Radford as compensation consultants to our company has not created any conflict of interest. The Compensation Committee intends to continue to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable NASDAQ listing standards.

For additional information on the specific processes, procedures and determinations of the Compensation Committee with respect to executive compensation for 2013, including the roles of executive officers and Radford Consulting in determining the amount and form of executive compensation, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

With respect to director compensation matters, the Compensation Committee determines and sets non-employee director compensation in the manner more fully described under the section of this Proxy Statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, Messrs. Cassin and Cozadd and Ms. Schulze served on the Compensation Committee for all of 2013, and our Compensation Committee currently consists of Mr. Cozadd, Ms. Schulze and Dr. Witney. No current member of the Compensation Committee nor any member of the Compensation Committee during 2013 is or has ever been one of our officers or employees. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee, nor has such a relationship existed in the past.

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Compensation Committee Report2

The Compensation Committee members who participated in the review, discussions and recommendations with respect to the Compensation Discussion and Analysis included in this proxy statement have each reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee members serving on the committee in 2013 have recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2013.

Compensation Committee:

Ms. Gail Schulze

Mr. Bruce C. Cozadd

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; recommending to the Board candidates for election to the Board; considering recommendations for Board nominees and proposals submitted by our stockholders; making recommendations regarding the membership of the committees of the Board; assessing the performance of the Board; overseeing all aspects of our corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Nominating and Corporate Governance Committee currently consists of two directors: Messrs. Anderson (Chair) and Swisher, both of whom were on the Nominating and Corporate Governance Committee for all of 2013. Ms. Schulze and Mr. Cozadd were also members of the Nominating and Corporate Governance Committee until October 17, 2013, when the size of the Nominating and Corporate Governance Committee was reduced to three members. Mr. Cassin, our former Chair and member of the Board was a member of the Nominating and Corporate Governance Committee for all of 2013 until his retirement from the Board on December, 31, 2013. All members of the Nominating and Corporate Governance Committee during 2013 were, and our current members are, independent (as “independence” is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during 2013. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Nominating and Corporate Governance Committee has not determined specific minimum criteria that a Board member must possess, but generally a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board. While we do not have a formal policy on Board diversity, the Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experience and other factors that contribute to our Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee evaluates these directors’ overall service to us

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Cerus under the Securities Act or the 1934 Act, other than the Cerus Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In identifying potential new members to our Board, the Nominating and Corporate Governance Committee uses an informal network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In late 2013, the Nominating and Corporate Governance Committee engaged Catalyst Advisors LLC, or Catalyst Advisors, an executive search firm, to conduct a search on our behalf for an experienced medical device executive to join our board of directors. Catalyst Advisors identified and recommended Dr. Witney, the chief executive officer at Affymetrix, Inc., a publicly-traded company that develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets, as a director candidate. The nominating and corporate governance committee reviewed the background and qualifications of Dr. Witney and nominated him to our board of directors. Dr. Witney was appointed to our Board in March 2014. For the directors nominated for re-election for a three-year term expiring at the 2017 annual meeting, the Nominating and Corporate Governance Committee did not pay a fee to any third party to assist in the process of identifying or evaluating director candidates but has in the past, and may again in the future, pay fees to third parties to assist in identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. When considering candidates for membership to the Board that are nominated by stockholders, the Nominating and Corporate Governance Committee employs the same policy that it uses to evaluate candidates recommended by members of the Board. Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information, business qualifications, including a description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our stock, to Mr. Anderson, Chair of the Nominating and Corporate Governance Committee, Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Any such submission also must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions are reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Nominating and Corporate Governance Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then recommendations must be received by us no sooner than 90 and no later than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our voting stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

To date, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may communicate directly with any member of our senior management, the independent members of the Board or any Chair of a Board Committee, including the Chair of the Board, by writing directly to those individuals at Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Stockholder communications related to director candidate recommendations should be directed to the Chair of the Nominating and Corporate Governance Committee, Mr. Anderson. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chair of the Audit Committee, Mr. Cozadd.

Code of Ethics

We have adopted the Cerus Corporation Code of Business Conduct and Ethics, or the Ethics Code, that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.” If we make any

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substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver as required by applicable laws. To satisfy our disclosure requirements, we may post any waivers of or amendments to the Ethics Code on our website in lieu of filing such waivers or amendments on a Form 8-K.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

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PROPOSAL NO. 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 112,500,000 shares to 225,000,000 shares. On March 21, 2014, our Board of Directors adopted resolutions approving and authorizing the foregoing amendment and directing that the amendment be submitted to a vote of the stockholders at the Annual Meeting.

The text of the form of the proposed Certificate of Amendment to Amended and Restated Certificate of Incorporation increasing the number of authorized shares of our common stock from 112,500,000 shares to 225,000,000 shares is attached to this proxy statement as Annex A. If our stockholders approve this Proposal No. 2, we expect to file the Certificate of Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval.

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of up to 117,500,000 shares of capital stock, consisting of 112,500,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. An increase in the number of authorized shares of our common stock to 225,000,000 shares will increase our total authorized capitalization to 230,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock from 112,500,000 shares to 225,000,000 shares, the first paragraph of Article IV of our Amended and Restated Certificate of Incorporation will read as follows:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is Two Hundred Thirty Million (230,000,000) shares. Two Hundred Twenty-Five Million (225,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

Of the 112,500,000 shares of our common stock currently authorized, as of the close of business on April 14, 2014, there were                    shares (including 56,869 treasury shares) of common stock outstanding. In addition, as of April 14, 2014:

•	an aggregate of shares of our common stock were issuable upon the exercise of outstanding options;

•	an aggregate of shares of our common stock were issuable upon the exercise of outstanding warrants; and

•	an aggregate of shares of our common stock were reserved and remained available for future grant or issuance under our equity compensation plans.

In recent years, our sources of capital have primarily consisted of public offerings of equity securities, debt facilities, contribution from product revenue from sales of our INTERCEPT Blood System for platelets and plasma and United States government grants and cooperative agreements. We recognize product revenues from the sale of our platelet and plasma systems in a number of countries around the world including those in Europe, the Commonwealth of Independent States, and the Middle East. Although our revenues have grown over time and increased during the year ended December 31, 2013 as compared to December 31, 2012, if we are unable to gain widespread commercial adoption in markets where our blood safety products are approved for commercialization, we will have difficulties achieving profitability. In order to commercialize all of our products and product candidates, we will be required to conduct significant research, development, preclinical and clinical

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evaluation, commercialization and regulatory compliance activities for our product candidates, which, together with anticipated selling, general and administrative expenses, are expected to result in substantial losses. Accordingly, we may never achieve a profitable level of operations in the future. Until we are able to generate a sufficient amount of product revenue and generate positive net cash flows from operations, which we may never do, meeting our long-term capital requirements is in large part subject to access to public and private equity and debt capital markets, as well as to collaborative arrangements with partners, augmented by cash generated from operations and interest income earned on the investment of our cash balances.

In August 2012, we entered into a Controlled Equity OfferingTM Sales Agreement, or the Cantor Agreement, with Cantor Fitzgerald & Co., or Cantor, that provides for the issuance and sale of shares of our common stock over the term of the Cantor Agreement having aggregate offering proceeds of up to $30.0 million through Cantor as our sales agent. We amended the Cantor Agreement in March 2014 to provide for additional offerings with aggregate offering proceeds of up to $40.0 million. As of the date of this proxy statement, approximately $41.5 million of common stock remains available to be sold under the Cantor Agreement. We are not, however, obligated to make any sales of common stock under the Cantor Agreement. Other than sales that may be made under the Cantor Agreement, the Board currently has no immediate plans, arrangements or understandings to issue the additional shares of common stock. However, the Board desires to have the additional shares available to provide additional flexibility to use Cerus common stock for business and financial purposes in the future as well to have sufficient shares available to provide appropriate equity incentives for our employees. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital, including under the Cantor Agreement; providing equity incentives to employees, officers, directors, consultants and/or advisors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes.

If this Proposal No. 2 is not approved by our stockholders, it is possible that financing alternatives for Cerus may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed, perhaps severely, by this limitation. In this regard, if we are unable to raise additional capital when needed, including additional capital beyond that available under the Cantor Agreement, we may need to curtail planned development or commercialization activities. For example, we will need to obtain additional funds to complete development activities for the red blood cell system necessary for potential regulatory approval in Europe. We do not plan on conducting any additional clinical trials of the red blood cell, platelet or plasma systems in the United States unless and until we can obtain sufficient additional funding or, at such time our existing operations provide sufficient cash flow to conduct these trials. In addition, the FDA may require us to complete additional clinical studies before approval of our modular PMAs for our platelet and plasma systems would be granted or if we wanted to seek broader claims than those that may initially be approved. If additional clinical studies are required for approval, we will likely only initiate such studies if adequate funding can be secured. Further, the FDA will likely require post-marketing clinical studies as part of any approvals for the platelet and plasma systems, which can involve significant expense and will require us to secure adequate funding to complete. In addition to needing to fund development and commercialization activities, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical, regulatory and scientific personnel. If this Proposal No. 2 is not approved by our stockholders, the potential lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities the Compensation Committee deems appropriate could adversely impact our ability to achieve these goals. In short, if our stockholders do not approve this Proposal No. 2, we may not be able to access the capital markets, complete the development and commercialization activities necessary to progress our products and product candidates, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success, all of which could severely harm our business and our prospects.

Our Board believes that the proposed increase in our authorized common stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, flexibility has allowed us to pursue a number of financing transactions that were key to enabling our growth while at the same time enabling us to continue to provide the employee equity incentives that we deem

20.

necessary to attract and retain key employees. For example, in addition to our offerings under the Cantor Agreement and under a similar agreement with MLV & Co. LLC, in March 2013, we issued approximately 9.6 million shares of our common stock in an underwritten public offering for aggregate gross proceeds of approximately $40.3 million to fund clinical development and other research and development activities related to the INTERCEPT Blood System, preparatory activities for potential commercialization of the INTERCEPT Blood System in the United States and elsewhere, and for other general corporate purposes, including regulatory activity, selling, general and administrative expenses and working capital. Unless our stockholders approve this Proposal No. 2, we may not have sufficient unissued and unreserved authorized shares of common stock to engage in similar transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements.

The additional shares of common stock that would become available for issuance if this Proposal No. 2 were adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, pursuant to our current stockholder rights agreement, originally adopted in November 1999, as amended, under certain circumstances related to an acquisition of beneficial ownership of our common stock not approved by the Board, that number of shares of common stock having a market value of two times the exercise price of the rights granted under the stockholder rights agreement could, without further stockholder approval, be issued upon the exercise of those rights, which would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board. In addition, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The additional common stock to be authorized by stockholder approval of this Proposal No. 2 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal No. 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal No. 2 could be issued by our Board of Directors without further stockholder approval, except as may be required in particular cases by our Amended and Restated Certificate of Incorporation, applicable law, regulatory agencies or the rules of the NASDAQ Stock Market. Under our Amended and Restated Certificate of Incorporation, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in the Company.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this Proposal No. 2. As a result, abstentions and broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,322,826	$3.45	9,639,327	(1)
Equity compensation plans not approved by security holders(2)	81,675	$5.37	—
Total	10,404,501	$3.46	9,639,327	(1)

(1)	Includes 1,514,820 shares authorized for future issuance under the 1996 Employee Stock Purchase Plan as of December 31, 2013.
(3)	The 1998 Non-Officer Stock Option Plan, or the 1998 Plan, was adopted without the approval of our security holders. The 1998 Plan provides for grants of nonstatutory stock options to our employees and consultants who are not officers or directors. In 2008, we adopted the 2008 Equity Incentive Plan, or the 2008 Plan, as the successor to and continuation of the 1999 Equity Incentive Plan and the 1998 Plan (together, the “Prior Plans”), and following the effective date of the 2008 Plan in June 2008, no additional stock awards may be granted under the Prior Plans. All shares of common stock that had been reserved for future issuance under the 1998 Plan have been included under the 2008 Plan. As of March 31, 2014, options to purchase 81,525 shares were outstanding under the 1998 Plan. The exercise price of options granted under the 1998 Plan was not less than 85% of the fair market value of our common stock on the date of grant. All options granted under the 1998 Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in our favor that expire over the vesting period. The 1998 Plan and options thereunder may be amended by the Board at any time or from time to time in accordance with the terms of the 1998 Plan and applicable law.

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PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to enhance stockholder value by attracting and retaining qualified individuals and motivating those individuals to perform at the highest of professional levels and to contribute to our growth and success.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to Cerus Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 3 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 3.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3

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PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2014 Annual Meeting of Stockholders. Ernst & Young LLP has audited our financial statements since our inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Approval of this Proposal No. 4 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 4.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 4

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2013 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for us. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2013 and December 31, 2012, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2013	2012
	(in thousands)
Audit Fees	$1,047	$973
Audit-Related Fees	—	—
Tax Fees	76	51
All Other Fees	2	2

Total Fees	$1,125	$1,026

Audit Fees. Audit fees consist of fees for services rendered in connection with the annual audit of our financial statements and review of the interim financial statements in quarterly reports. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide to a client.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no fees incurred under this category in 2013 and 2012.

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Tax Fees. Tax fees include fees for tax compliance, tax planning and tax advice. Specifically, the amounts reflect fees paid to Ernst & Young LLP to prepare our federal and state tax returns, as well as other tax compliance work.

All Other Fees. Consists of fees for products and services other than the services described above. Specifically, the amounts reflect fees paid to Ernst & Young LLP in connection with the assessment of our internal controls specific to our information technology systems.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any such pre-approvals are reported at the next scheduled Audit Committee meeting.

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 17, 2014 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner Beneficial Owner(2)	Number of Shares	Percent of Total
Baker Bros. Advisors LP 667 Madison Avenue, 12th Fl. New York, NY 10065(3)	8,455,306	11.7
FMR LLC 245 Summer Street Boston, MA 02210(4)	6,233,578	8.6
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(5)	5,062,138	7.0
OrbiMed Advisors, LLC 601 Lexington Avenue, 54th Fl. New York, NY 10022(6)	3,975,000	5.5
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151(7)	3,860,211	5.3
William M. Greenman(8)	1,479,835	2.0
Laurence M. Corash(9)	1,264,123	1.7
Kevin D. Green(10)	359,246	*
Caspar Högeboom(11)	392,750	*
Carol M. Moore(12)	478,931	*
Timothy B. Anderson(13)	193,773	*
Bruce C. Cozadd(14)	194,167	*
Gail Schulze(15)	160,294	*
Daniel N. Swisher, Jr.(16)	62,877	*
Frank Witney, Ph.D.(17)	45,000	*
All executive officers and directors as a group (11 persons)(18)	4,683,224	6.1

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 17, 2014 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 72,410,376 shares outstanding on March 17, 2014, adjusted as required by rules promulgated by the SEC.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Cerus Corporation, 2550 Stanwell Drive, Concord, California 94520.
(3)

Based upon information contained in Schedule 13G/A, effective as of July 1, 2013, as filed with the SEC on August 12, 2013, jointly filed by Baker Bros. Advisors LP (the “Adviser”), Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker, certain shares are directly held by each of Baker

26.

Brothers Life Sciences, L.P., 14159, L.P. and 667, L.P. (collectively, the “Funds”). The Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. The Adviser GP, Julian C. Baker and Felix J. Baker as principals of the Adviser GP, and the Adviser may be deemed to be the beneficial owners of securities owned by the Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The Adviser, the Adviser GP, Julian C. Baker and Felix J. Baker each disclaim beneficial ownership of the securities held by each of the Funds. The Schedule 13G/A filed by Baker Bros. Advisors LP provides information only as of July 1, 2013 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between July 1, 2013 and March 17, 2014.
(4)	Based upon information contained in Schedule 13G/A, effective as of December 31, 2013, as filed with the SEC on February 14, 2014, FMR LLC has sole power to vote or direct the vote of 5,100 shares of our common stock and the sole power to dispose of or direct the disposition of 6,233,578 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,021,878 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 6,021,878 shares of our common stock held by Fidelity. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 211,700 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 211,700 shares of our common stock held by SelectCo. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2013 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2013 and March 17, 2014.
(5)	Based upon information contained in Schedule 13G/A, effective as of December 31, 2013, as filed with the SEC on January 28, 2014, BlackRock Inc. has sole voting power with respect to 4,92,275 shares and dispositive power with respect to 5,062,138 shares. The Schedule 13G/A filed by BlackRock Inc. provides information only as of December 31, 2013 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013 and March 17, 2014.
(6)	Based on information available to us reporting ownership of our common stock as of February 28, 2014.
(7)	Based upon information contained in Schedule 13G/A, effective as of December 31, 2013, as filed with the SEC on January 7, 2014, Royce & Associates, LLC has sole voting and dispositive power with respect to 3,860,211 shares. The Schedule 13G/A filed by Royce & Associates, LLC provides information only as of December 31, 2013 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2013 and March 17, 2014.
(8)	Includes 1,317,090 shares underlying stock options which are exercisable within 60 days of March 17, 2014.
(9)	Includes 650,665 shares underlying stock options which are exercisable within 60 days of March 17, 2014.
(10)	Includes 327,490 shares underlying stock options which are exercisable within 60 days of March 17, 2014.
(11)	Includes 392,750 shares underlying stock options which are exercisable within 60 days of March 17, 2014.
(12)	Includes 475,857 shares underlying stock options which are exercisable within 60 days of March 17, 2014.

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(13)	Includes 137,708 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, none of the shares would be subject to a right of repurchase in our favor.
(14)	Includes 190,833 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, none of the shares would be subject to a right of repurchase in our favor.
(15)	Consists solely of 160,294 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, none of the shares would be subject to a right of repurchase in our favor.
(16)	Consists solely of 62,877 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, 7,292 shares would be subject to a right of repurchase in our favor.
(17)	Consists solely of 45,000 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, 44,063 shares would be subject to a right of repurchase in our favor.
(18)	Includes 3,806,605 shares underlying stock options which are exercisable within 60 days of March 17, 2014. If exercised in full within 60 days of the date of this table, 51,355 shares would be subject to a right of repurchase in our favor.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cerus. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report on Form 4, covering a stock option exercised by Dr. Corash and one report on Form 4, covering a stock option exercised by Mr. Anderson, were filed late.

29.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 30, 2014 are as follows:

Name	Age	Position
William M. Greenman(1)	47	President, Chief Executive Officer and Director
Kevin D. Green	42	Vice President, Finance and Chief Financial Officer
Laurence M. Corash(1)	70	Senior Vice President, Chief Medical and Chief Scientific Officer and Director
Caspar Högeboom	55	President, Cerus Europe
Chrystal N. Menard	43	Chief Legal Officer
Carol M. Moore	64	Senior Vice President, Regulatory Affairs, Quality and Clinical

(1)	For biographical information, see “Proposal No. 1—Election of Directors.”

Kevin D. Green was appointed our Vice President, Finance and Chief Financial Officer in February 2013. Prior to that, Mr. Green served as our Vice President, Finance and Chief Accounting Officer, a role to which he was appointed in March 2009. From January 2006 to March 2009, Mr. Green was our Senior Director of Finance and Controller. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant.

Caspar Högeboom was appointed President, Cerus Europe in February 2012. Prior to that, Mr. Högeboom was Managing Director of Cerus Europe from November 2008 to February 2011 and General Manager of Cerus Europe from February 2011 to February 2012. From March 2006 to November 2008, Mr. Högeboom served as our Managing Director Europe, INTERCEPT Blood Systems and was responsible for sales and marketing at Cerus Europe. Prior to joining Cerus in 2006, Mr. Högeboom worked for Baxter Healthcare in Europe, where he held several management, sales and marketing positions from 1992 to 2006. Prior to joining Baxter, Mr. Högeboom held various sales and marketing positions at Maxxim Medical in the Netherlands.

Chrystal N. Menard was appointed our Chief Legal Officer in December 2012. From August 2011 until October 2012, Ms. Menard was Senior Corporate Counsel at Zynga Inc. Prior to August 2011, Ms. Menard was a partner of the law firm presently named Cooley LLP, practicing corporate and securities law.

Carol M. Moore was promoted to Senior Vice President, Regulatory Affairs, Quality and Clinical in February 2013. From April 2008 to February 2013, Ms. Moore was our Vice President, Regulatory Affairs, Quality and Clinical. Prior to joining Cerus, Ms. Moore served in various roles at Bayer Corporation, most recently as Vice President, Worldwide Regulatory Affairs, for over 30 years focusing on the registration and regulatory compliance of Bayer’s biological and biotech products, health policy, and strategic planning.

30.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The following Compensation Discussion and Analysis addresses the following topics:

•	executive summary of our compensation practices;

•	our compensation philosophy and objectives;

•	our process for setting executive compensation; and

•	our executive compensation components and decisions for the 2013 fiscal year and for the first quarter of the 2014 fiscal year.

The Named Executive Officers (NEOs) for the 2013 fiscal year were as follows:

Named Executive Officer	Title
William M. Greenman	President and Chief Executive Officer
Kevin D. Green	Vice President, Finance and Chief Financial Officer
Laurence M. Corash	Senior Vice President, Chief Medical and Chief Scientific Officer
Caspar Högeboom	President, Cerus Europe
Carol M. Moore	Senior Vice President, Regulatory Affairs, Quality and Clinical

EXECUTIVE SUMMARY

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure. The major aspects of our executive compensation program include the following:

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Cash Bonuses for 2013 Based Principally on Corporate Performance. In line with our pay-for-performance philosophy, the Compensation Committee undertook a careful review of our corporate performance and strategic achievements against the goals under our Bonus Plan for Senior Management, and our International Bonus Plan, which together are referred to in this discussion as the Bonus Plan, for the 2013 performance year. Taking into account and weighing our relative corporate performance and strategic achievements, the Compensation Committee determined that for the 2013 performance period, the corporate performance goals and the strategic goals had been met at a combined fully-weighted attainment level of 61%.

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Strong Pay-for-Performance Principles. We do not provide our NEOs with guaranteed salary increases or non-performance based bonuses. Our NEOs must also meet expected levels of performance in order to continue serving as members of the executive team.

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Responsible Severance and Change in Control Compensation. Our executive employment agreements and our change of control severance benefit plan, or the Severance Plan, in all cases require an involuntary termination for individuals to be eligible for any non-change of control related severance benefits or change of control related severance benefits, as applicable. The severance benefits are less than two times the annual base salary for all of our NEOs and we do not provide any tax gross-ups.

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No Option Repricing Without Prior Stockholder Approval. Our current equity plans do not permit repricing of underwater stock options held by our NEOs or other employees without prior stockholder approval.

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•

No Speculative Trading Activity. Our insider trading policy prohibits executives from engaging in speculative trading activities, including prohibiting any form of hedging or pledging their company securities as collateral. Accordingly, our executive officers may not hedge the economic risk of ownership of our common stock.

We held our first stockholder advisory vote on executive compensation in 2011. Approximately 91.8% and 97.8% of the votes cast approved our executive compensation described in our proxy statements for the 2012 and 2013 annual meetings, respectively. The Compensation Committee considered the result of the 2013 stockholder advisory vote an endorsement of its compensation policies, practices and philosophy for our named executive officers and determined that no changes to our executives’ compensation for fiscal year 2013 were needed mid-year as a result of such vote.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate performance and strategic goals. We therefore give considerable thought to the design and administration of our executive officer compensation program. The Compensation Committee believes that the most effective compensation program is one that provides competitive base salary, rewards the achievement of established annual and long-term goals and objectives and provides an incentive for retention. At the same time, our Compensation Committee believes that an effective compensation program must maintain a reasonable and responsible cost structure.

Our executive compensation program is designed around the following principles:

•	develop compensation policies and practices that are consistent with Cerus’ strategic business objectives;

•	attract and retain qualified individuals and motivate those individuals to perform at the highest of professional levels that will contribute to our growth and success;

•	provide competitive compensation opportunities consistent with industry practices where we compete for talent;

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design programs to retain key employees, reward past performance and incentivize future contributions, balancing both short and long-term financial and business objectives to build a sustainable and prosperous company;

•	maintain a reasonable and responsible cost structure; and

•	provide long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation.

COMPENSATION SETTING PROCESS

Overview

When creating an executive’s overall compensation package, the Compensation Committee considers the different components of our compensation packages in light of the role the executive will play in achieving our near term and longer term goals, as well as the compensation packages provided to similarly situated executives at the companies we consider to be our peers. Performance-based cash compensation awards under our Bonus Plan are made based on the achievement of corporate performance and strategic goals designed to create incentives that we believe enhance executive performance, and may be adjusted to reflect the executive officer’s individual performance in executing his or her day-to-day tasks, as well as his or her contribution toward achieving our corporate performance and strategic goals. The corporate performance and strategic goals vary year-to-year, but generally include value-adding achievements such as revenue, gross margin and year end cash

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targets, operating expense management and timely completion of clinical, regulatory, sales, manufacturing and other operational and strategic undertakings. The corporate performance and strategic goals and other material provisions for each of our Bonus Plan for Senior Management of Cerus Corporation and our International Bonus Plan are the same except that our International Bonus Plan also includes administrative provisions necessary for compliance with European data privacy and other applicable local laws.

Target Pay Positions/Mix of Pay

The components used to support our compensation objectives stated above are base salary, cash incentive awards under our Bonus Plan, equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components and Decisions”). We use a combination of these pay elements to provide a competitive total compensation package to our executives. We do not specify a target percentage of the overall compensation to be represented by the various compensation elements. However, the Compensation Committee’s intention is that performance-based cash incentive compensation and long-term equity compensation are a significant part of the executive’s total compensation package, which historically has been true. As a result, approximately 50% or more of our NEOs total potential compensation has been “at risk” in any given fiscal year, including for 2013. Our Compensation Committee believes that having a significant portion of our executives’ compensation package be “at risk” has contributed to cultivating a culture in which our NEOs aggressively pursue our corporate performance and strategic goals as they know that their take home pay, to a large extent, depends upon our corporate performance and, to some extent, their contribution to that performance. At the same time, a significant portion of the “at risk” compensation is in the form of long-term equity incentives, which is designed to mitigate any risk that our executives will pursue short-term outcomes at the expense of long-term stockholder value. Employees in more senior roles have an increasing proportion of their potential compensation “at risk” and tied to performance because they are in a position to have greater influence on achieving our performance results. For example, 37.5% of our Chief Executive Officer’s total potential 2013 cash compensation was “at risk,” and 68.2% of his total potential 2013 compensation was “at risk.” For purposes of calculating the total potential 2013 compensation “at risk,” the Black-Scholes value on the applicable grant date was used for the options granted to our Chief Executive Officer as long-term equity incentive compensation.

Role of the Chief Executive Officer

The Chief Executive Officer does not participate in setting his own compensation and is specifically excluded from any discussions or deliberations related to his compensation package. However, the Chief Executive Officer recommends to the Compensation Committee for its approval, proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, as well as provides input on the level of attainment of the prior year’s strategic goals, for purposes of determining awards under the Bonus Plan for all of our NEOs, including the Chief Executive Officer, as further described below. The Chief Executive Officer regularly provides input to the Compensation Committee during the course of the year regarding the performance and compensation of our other NEOs. The Chief Executive Officer is also delegated authority by the Compensation Committee to approve annual cash incentive bonuses to our non-executive officers in his discretion out of an aggregate annual cash bonus pool within limits previously approved by the Compensation Committee.

With respect to long-term equity compensation, the Compensation Committee has also delegated authority to our Chief Executive Officer, as the sole member of a Non-Officer Stock Option Committee, or NOSOC, to grant stock options to our non-officer employees within certain guidelines previously approved, without any further action required, by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-officer employees, including newly hired employees, within specified limits previously approved by the Compensation Committee. As part of its oversight function, the Compensation Committee reviews, on at least an annual basis, the option grants made by the NOSOC.

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Compensation Committee Decision-Making Process

Typically, the Compensation Committee meets at least twice per year to make compensation decisions for our NEOs, with greater frequency if necessary. The Compensation Committee also meets and confers regularly in executive session without the presence of our executive team. The Compensation Committee met twice during 2013.

The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and our Vice President, Administration. From time to time, various members of our management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, all at our expense. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, and tax and accounting information. Prior to each meeting where compensation decisions are to be made with respect to our NEOs, the Vice President, Administration provides the Compensation Committee with tally sheets that set forth our NEOs historical base salary and bonus information covering the past ten years, or any shorter period of actual employment, as well as the executives’: (1) equity grant history; (2) vested and unvested potential gain on equity awards using projected stock prices at various points in time in the future; and (3) stock option exercise history, in each case during such ten year period, or any shorter period of actual employment. The tally sheets were reviewed as a touchstone or guide solely for the purposes of a subjective evaluation as to whether 2013 compensation levels were appropriate in light of the compensation levels in effect for prior years and whether the executive’s compensation was generally reflective of his or her increased level of experience and responsibilities. In determining 2013 compensation for our executive officers, the Compensation Committee considered the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs as stated above under the heading “Role of the Chief Executive Officer,” as well as each executive’s individual performance over the preceding year and the reports and benchmarking analysis described below under the heading “Compensation Benchmarking.”

The Compensation Committee ultimately approves the compensation packages for all NEOs, including the allocation of base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation, and the applicable performance target levels as a percentage of base salary related to the short-term performance-based cash incentive compensation. Historically, the Compensation Committee has made its most significant adjustments to annual base compensation, determined cash and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year. Generally, adjustments to the base salary of our executive officers are determined by the Compensation Committee in February of each year, with the adjustments becoming effective March 1st. As discussed more fully below, annual short-term performance-based cash awards are generally made in the first quarter of the year following the year in which services are performed. In prior years, long-term equity incentive compensation was determined in either September (2011 and 2010) or October (2009 and prior years). Beginning in 2012, we began awarding annual option grants in the first quarter of each year concurrent with the determination of cash compensation. This change was made so the Committee could review concurrently all components of executive compensation (base salary, Bonus Plan targets and corporate performance and strategic goal attainment levels, and long-term equity incentive awards) and make compensation determinations based upon the totality of the compensation package for the executive.

Generally, the Compensation Committee’s process for determining Bonus Plan awards involves two related elements: the determination of target award levels and the establishment of corporate performance and strategic goals for the current year. Per the terms of his employment agreement, Mr. Greenman’s target level for his short-term performance-based cash incentive compensation is set at 60% of his base salary. For the remaining NEOs, the applicable target level of base salary for the short-term incentive cash compensation award is recommended

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by the Chief Executive Officer, taking into consideration feedback from our external compensation consultant. The Chief Executive Officer’s recommendations are reviewed by the Compensation Committee, and the Compensation Committee either approves the bonus target levels as recommended or may modify the target levels after considering the peer group benchmarking data provided by Radford, with the goal of having annual Bonus Plan compensation, assuming the target bonus is awarded, that is approximately the 50th percentile of that provided by our peer group with adjustments, as appropriate, depending on the executive’s role at Cerus. Bonus Plan compensation, combined with annual equity compensation, has historically resulted in more than 50% of our NEOs total potential compensation being “at risk.”

At the beginning of each year, corporate performance and strategic goals are recommended by our Chief Executive Officer and then reviewed and approved by the Compensation Committee and the full Board. After the corporate performance and strategic goals are approved, our Chief Executive Officer meets with each of our executive officers to set their individual personal goals for the upcoming year based on the input from, and discussion with, our Compensation Committee. Each of our NEO’s short-term incentive cash compensation package is directly tied to our corporate performance, with the Compensation Committee retaining the discretion to make adjustments based on its assessment of the executive’s personal performance for the performance year. The performance of all executive officers is evaluated in terms of meeting our corporate performance and strategic goals and their individual contributions to achieving those goals, which is then discussed with each of our executive officers during their annual review. Shortly after the end of each year, the Compensation Committee meets with our Chief Executive Officer to discuss and evaluate each of the corporate performance and strategic goals for the preceding year, whether such goals were attained and, if so, at what level. The Compensation Committee considers the recommendations provided by our Chief Executive Officer as to the determined level of attainment of our strategic goals for the preceding year, and considers whether to adopt the Chief Executive Officer’s recommendation or whether any adjustment should be made, before approving the attainment level. The Compensation Committee then reviews with our Chief Executive Officer the individual performance of each of our NEOs, other than our Chief Executive Officer, and whether any adjustments to their short-term incentive cash compensation awards under the Bonus Plan should be made. The Compensation Committee then meets in executive session without the presence of our Chief Executive Officer to review and evaluate our Chief Executive Officer’s performance for the preceding year and what, if any, adjustments should be made to his short-term incentive cash compensation award under the Bonus Plan.

Although compensation packages are reviewed on an annual basis, generally in the first quarter, the Chief Executive Officer and Compensation Committee regularly discuss the performance of our executive officers throughout the year. The Compensation Committee considers this ongoing feedback along with its annual review of all the NEOs individual performance when determining the appropriate levels of base salary and long-term equity incentive compensation awards for the following year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Role of Compensation Consultants

The Compensation Committee has engaged Radford, an AON Hewitt Consulting Company, referred to elsewhere as “Radford Consulting” as its compensation consultant since August 2011. Radford Consulting is an independent consulting firm that specializes in executive compensation consulting. The Compensation Committee selected Radford Consulting after considering a number of other national compensation consulting firms. The Compensation Committee selected Radford Consulting because of their expertise with life sciences companies and the rapport they established with the Compensation Committee during the screening process. Radford Consulting provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

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•	compensation practices of our peer group;

•	compensation programs for executives and broad-based employees; and

•	stock utilization and other metrics.

In addition to engaging their consulting services, we subscribe to Radford Consulting’s annual Global Life Science compensation survey data on an ongoing basis. We use this survey data to determine market trends, to verify that the peer group data for NEO compensation is consistent with overall compensation trends, and to set compensation levels for our non-executive employees. As previously discussed, the Compensation Committee regularly meets in executive session to discuss executive compensation issues. Radford Consulting may be asked to participate in, and has in the past attended, meetings of the Compensation Committee. Radford Consulting reports directly to the Compensation Committee rather than to management, although they have in the past met with management for purposes of gathering information for their analyses and recommendations and may continue to do so in the future. In November 2012, the Compensation Committee engaged Radford Consulting to update its analysis in connection with the 2013 executive compensation determinations. In 2013, fees paid to Radford Consulting for their services as advisor to the Compensation Committee were approximately $17,463, which was less than 1% of their total revenues.

Compensation Benchmarking

The Compensation Committee regularly considers the appropriate pay scales for our NEOs and, as part of that process, utilizes a process called benchmarking in order to ensure that total compensation is competitive with salaries paid within the industry and is appropriate given the executive’s level of responsibilities. However, the Compensation Committee recognizes that benchmarking is an imperfect tool for establishing competitive compensation packages as the job responsibilities of persons with similar titles may vary significantly from company to company, and that a person’s title is not necessarily descriptive of a person’s duties. Therefore, the Compensation Committee considers the scope and complexity of the executive positions against which we benchmark and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies against which we are benchmarking. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

As part of the August 2011 engagement, the Compensation Committee requested that Radford Consulting update for 2012 the peer group we use for purposes of setting executive compensation levels. As a result, Radford Consulting, working closely with the Compensation Committee and management, ultimately selected a peer group consisting of 20 companies based on the following selection criteria:

•	late development stage biopharmaceutical companies (Phase III or pre-NDA to marketed products);

•	companies with less than $100 million in annual revenue;

•	companies with 50 to 200 employees; and

•	companies with market values between $50 million and $300 million.

At the time this peer group was initially selected (using market data as of October 3, 2011), we had approximately $24.8 million in trailing twelve month revenue, approximately 79 employees and a market value of approximately $94.4 million (as of October 3, 2011).

In connection with the November 2012 engagement, Radford reviewed the criteria used to develop the 2011 peer group list and determined that group of companies was generally still appropriate, but suggested that we

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consider adjusting the market cap range from companies with market caps between $50 million and $300 million to those companies with market caps between $75 million and $350 million to better reflect where Cerus was at that time. As a result of this change in criteria, Radford identified four companies to be discussed by the Compensation Committee and potentially removed from the 2011 peer group list. Based on Radford’s recommendation, the Compensation Committee approved removing Arena and Santarus from the peer group list because Arena’s market cap had increased to approximately $2 billion subsequent to one of their drugs being approved by the FDA. Santarus was removed from the peer list as their sales were close to $200 million and their market cap was also above the suggested range. The Compensation Committee determined not to remove the other two companies, Dynavax and SciClone, as they were both only slightly out of range in one of the four categories listed above. However, Allos Therapeutics was removed from the peer group as they were acquired during 2012. To replace these three companies, Radford presented eleven possible additions to the peer group list. After several discussions with Radford, management and amongst themselves, the Compensation Committee decided to add the following three companies to the 2013 peer group: ArQule, Inc., Immunomedics, Inc. and Trius Therapeutics, Inc. because their profiles most closely matched ours, which at the time (using market data as of January 24, 2013) included approximately $36.7 million in trailing twelve month revenue, approximately 82 employees and a market value of approximately $167 million. Thus, the following 20 peer group companies were selected by the Compensation Committee for use in setting executive compensation levels for 2013:

Alexza Pharmaceuticals, Inc.,	Dynavax Technologies Corporation
Amicus Therapeutics, Inc.	Geron Corporation
ArQule, Inc.	Immunomedics, Inc.
Astex Pharmaceuticals, Inc.	Ligand Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc.	Pain Therapeutics, Inc.
Cytokinetics, Inc.	SciClone Pharmaceuticals, Inc.
Cytori Therapeutics, Inc.	Sucampo Pharmaceuticals, Inc.
Depomed, Inc.	Trius Therapeutics, Inc.
DURECT Corporation	Vical, Inc.
Dyax Corporation	XOMA Corporation

In December 2012, Radford Consulting analyzed the 2012 compensation practices of the identified peer group in order to assist the Compensation Committee in determining appropriate 2013 NEO compensation levels. Radford Consulting prepared an extensive analysis of the 2011 and 2012 compensation practices of the 20 peer companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a broader group of life science companies, a subset of what is included in the Radford Life Science Survey for biotechnology and life science companies with 50 to 149 employees. Radford Consulting delivered its report to the Compensation Committee in February 2013, and also included anticipated 2013 compensation trends in its analysis.

The Compensation Committee referenced the cash and equity compensation components analyzed in Radford Consulting’s report, combined with its review of each executive officer’s past individual performance, level of responsibility and anticipated future contributions to Cerus, in setting executive base salary and long-term equity compensation awards for 2013. While benchmarking alone is not sufficient for setting compensation, the Committee believes that reviewing this information is an important aspect of diligence in compensation-related decisions. After considering the results of Radford Consulting’s report, the Compensation Committee re-set initial target compensation at approximately the 50th percentile of the peer group for base salary, the 50th percentile of the peer group for the annual incentive bonus target, and the 60th percentile of the peer group for equity compensation. Targeting the 50th percentiles of the peer group for the base salary levels and the annual incentive bonus target levels was selected by the Compensation Committee as a reference point in determining whether the total target cash compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. The Compensation Committee determined to generally target the 60th percentile of our peer group for equity compensation levels in order to have a significant portion of the NEOs compensation “at risk” and aligned with

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the interests of our shareholders. Based upon the data provided by Radford Consulting, the Compensation Committee determined that historical equity grant levels to our NEOs were generally between the 25th and 75th percentile of our peer group, with Dr. Corash and Mr. Green at the 25th percentile, Mr. Greenman and Ms. Moore at the 60th percentile and Mr. Högeboom between the 60th and 75th percentiles. The Compensation Committee also determined that the unvested options for our NEOs were valued, on average, at 1.2 x of their respective base salaries, with Mr. Greenman at 1.6x, Dr. Corash and Mr. Högeboom at 1.2x, Ms. Moore at 1.1x and Mr. Green at 1x. The Compensation Committee determined that the 60th percentile of our peer group continued to be the appropriate target in establishing 2013 equity grant levels in order to continue to have a significant portion of our NEOs compensation be “at risk.” Thus, Mr. Greenman’s equity grant of 390,000 shares was at the 60th percentile, Dr. Corash, Mr. Högeboom and Ms. Moore’s grants of 170,000 were slightly below the 60th percentile, and Mr. Green’s grant of 100,000 was slightly below the 50th percentile as a result of his new promotion into the chief financial officer position, but slightly above the 60th percentile when benchmarked to his position at the time the grant was made. This 60th percentile level is the same target level generally approved for the total equity pool to be allocated among all our employees for 2013.

EXECUTIVE COMPENSATION COMPONENTS AND DECISIONS

2013 Executive Compensation Summary

The following table summarizes our approved 2013 salaries, targeted annual incentive bonuses and equity awards for our named executive officers:

2013 Executive Compensation Summary

Name	Base Salary(1)		Incentive Bonus Target	Number of Stock Options Awarded
William M. Greenman	$500,000		60%	390,000
Kevin D. Green	$279,607		35%	100,000
Laurence M. Corash	$399,866		40%	170,000
Caspar Högeboom	$305,621	(2)	40%	170,000
Carol M. Moore	$316,891		40%	170,000

(1)	Effective March 1, 2013.
(2)	Mr. Högeboom’s base salary for 2013 of €230,154, effective March 1, 2013, has been converted to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1.3279.

2013 Base Salary

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executives with the qualifications desired for the particular position, while still targeting having approximately 50% or more of their total compensation “at risk.” For 2013, the Compensation Committee’s aim, in line with Cerus’ general philosophy to set target compensation levels that are competitive while maintaining a reasonable cost structure, was to initially target base salary at or around the 50th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, but making adjustments from the 50th percentile to reflect the executive’s level of experience, past performance, and actual responsibilities. Each year, we generally tend to make modest increases in base salary for executive officers, except where an individual’s base salary is found to be significantly below market when compared to the selected peer group, in which case a larger increase may be warranted. The Compensation Committee reviews base salary annually, and considers adjusting base salaries to reflect annual base salary increase trend data provided by the compensation consultants. These guidelines are used throughout our company in determining appropriate base salary increases for all our employees. In February 2013, our Compensation Committee approved 2013 base salaries, as well as 2013 bonus targets and stock option grant awards, for our executive officers. Salary increases were effective as of March 1, 2013 and took into account base salary increase trend data provided by Radford Consulting (which for 2013 was approximately 3.0%).

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The Compensation Committee also considered our executives’ relative level of experience and responsibilities in setting 2013 base salaries. For example, for 2013, Mr. Greenman received a 5.26% base salary increase, which resulted in his 2013 base salary being slightly above the 25th percentile for chief executive officers at our peer companies. The Committee felt that this increase reflected the level of Mr. Greenman’s responsibilities, given his time in the role and provides opportunity for future, equally meaningful base salary increases as Mr. Greenman’s experience in the role continues to increase. Similarly, Mr. Green received a 6.0% increase to his base salary, which resulted in his 2013 base salary being set at below the 25th percentile of executives in similar roles at our peer companies, reflecting his new promotion into the chief financial officer position, again providing opportunity for future meaningful base salary increases as Mr. Green’s experience in the role grows. Dr. Corash and Mr. Högeboom each received a 2.5% base salary increase, resulting in their base salaries being at slightly below the 75th percentile and slightly above the 50th percentile, respectively. The Compensation Committee determined that a 2.5% base salary increase was appropriate for each of Dr. Corash and Mr. Högeboom in light of their roles and given that each of their base salaries were above the target 50th percentile. Ms. Moore received a 3% increase to her base salary, which resulted in her 2013 base salary being set at around the 75th percentile of executives in similar roles at our peer companies. Although Ms. Moore’s base salary is above the target 50th percentile, the Compensation Committee felt that a 3% increase was appropriate given her years of experience and the fact that her responsibilities include oversight of Cerus’ clinical function. The Compensation Committee determined that these adjustments to the executive’s base salary and deviation from the 50th percentile peer group target levels were appropriate in all circumstances given each executive’s respective level of experience and responsibilities, and reflective of market trends for base salary increases.

Named Executive Officer	2012 Base Salary ($)	Base salary Increase for 2013	2013 Base Salary ($)
William M. Greenman	$475,000	5.26%	$500,000
Kevin D. Green	$263,780	6.0%	$279,607
Laurence M. Corash	$390,113	2.5%	$399,866
Caspar Högeboom (1)	€224,540	2.5%	€230,154
Carol M. Moore	$307,661	3.0%	$316,891

(1)	As converted to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1. 3279, Mr. Högeboom’s base salary for 2012 and 2013 was $298,167 and $305,621, respectively.

Bonus Plan for 2013

It is the Compensation Committee’s objective to have a substantial portion of each NEO’s cash incentive compensation contingent upon our performance, while retaining the discretion to modify awards to reflect the NEO’s individual level of performance and contribution towards our corporate performance. This allows our executive officers to receive performance-based cash compensation in the event certain specified corporate performance and strategic goals are achieved, while recognizing the individual contributions toward those goals. We provide short-term performance-based incentive compensation to our NEOs under the Bonus Plan.

Payouts under the Bonus Plan are generally made based upon the achievement of certain corporate performance and strategic goals that are specified at the beginning of the performance period. However, the Compensation Committee has the discretion to take into account significant corporate events and other significant accomplishments that were not contemplated at the beginning of the performance period in determining the extent to which the strategic goals were satisfied. Likewise, the Compensation Committee also has the discretion to modify or otherwise change the corporate performance and strategic goals during the applicable calendar year to take into account circumstances then existing. For 2013, proposed corporate performance and strategic goals were submitted to the Compensation Committee in writing by the Chief Executive Officer for approval by the Compensation Committee and the entire Board in the first quarter of the year. At the time of such approval, the Compensation Committee assigned a percentage value that reflected the significance of the corporate performance and strategic components relative to one another. The corporate

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performance and strategic goals were subsequently modified in April 2013 as a result of our receiving indication from the FDA that we could submit a modular PMA for the INTERCEPT Blood System for platelets. The value assigned to each goal was used in the determination of actual bonus payouts with respect to 2013 performance. The Compensation Committee also established threshold, target and stretch metrics for the financial-related corporate performance goal components, as explained below. At the beginning of 2013, the Compensation Committee, with input from the Chief Executive Officer (except with respect to his own target bonus percentage), also determined the target bonus percentages for each executive officer and provided each executive officer with his or her target bonus percentage in writing. For the 2013 plan year, the Compensation Committee assigned a target bonus percentage of 60% of base salary for the Chief Executive Officer, which was at the 75th percentile of peers. The Compensation Committee assigned a target bonus percentage of 40% of base salary for each of Dr. Corash, Mr. Högeboom and Ms. Moore, which reflected, on average, the 50th, 75th and above the75th percentile, respectively, of our peers. The target bonus assigned to Mr. Green was 35%, which was at the 25th percentile of our peers. The target bonus opportunity represents the annual cash bonus the executive would be eligible to receive under the Bonus Plan if all of the company’s goals were 100% achieved. The 2013 goals and weighting system for the Bonus Plan are described below. The Compensation Committee selected these goals because it believed that they were the best indicators of the achievement of the execution of our operating plan and were the factors that were the most critical to increasing the value of our common stock. These goals, therefore, were believed to best align the financial interests of our NEOs with those of our stockholders.

Corporate Performance Goals

The 2013 plan year performance measures approved by the Compensation Committee with respect to the corporate performance component of our 2013 goals, which comprised approximately 85% of our 2013 goals, consisted of the following (in addition to the manufacturing and quality goal discussed below):

GOAL:	THRESHOLD		TARGET		STRETCH
Revenue		€31.0 million		€33.0 million	>	€36.0 million
Year End Cash(1)	>	$9 million	>	$11 million	>	$14 million
Gross Margin		42.5%		45%		> 47.5%
Total Operating Expenses(2)		$ 30 million		$28.3 million	<	$25.5 million
Complete Plasma Modular PMA Submission		N/A		Q4-2013		N/A
Submission of Two Modules for Platelet PMA Submission		N/A		Q4-2013		N/A
RBC Clinical Trial Goals		N/A		(3)		N/A

(1)	Excluding cash raised through debt or proceeds in excess of $20 million, if raised in the public equity markets.
(2)	Excluding research and developments costs for the red blood cell system, or RBC, program and costs associated with U.S. regulatory and commercial launch readiness activities for the platelet and plasma systems.
(3)	For the RBC program, the performance goals were to complete enrollment in our European Phase III clinical trial for acute anemia patients and to achieve 35% of enrollment in our European Phase III clinical trial for chronic indications, and to also complete our U.S. Phase II recovery and lifespan study, collectively referred to below as the “RBC Clinical Goals.”

Threshold, target, and stretch levels for financial-related corporate performance component of our 2013 goals were established based on our 2013 operating plan and data regarding our financial results and business expectations as of that time. The threshold amounts represent the minimum amount that we needed to achieve in order for any payouts with respect to the applicable component to be made under the Bonus Plan. Achievement of at least the threshold metric, but less than target, is subject to a performance multiplier of no less than 0.5 and no more than 0.99, with the exact multiplier determined by actual performance between the performance levels. Achievement of at least the target metric, but less than the stretch metric, is subject to a performance multiplier

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of no less than 1.0 and no more than 1.49, with the exact multiplier determined by actual performance between the performance levels. Achievement of the stretch metric or more is subject to a performance multiplier of no more than 1.5. The Compensation Committee retains the discretion to adjust the actual award to reflect each NEO’s level of individual performance. In addition, the Compensation Committee set a manufacturing and quality goal related to a COGS reduction plan, supply chain security and FDA audit readiness, each component of which were equally weighted and evaluated on the basis of whether or not the components were achieved. No performance multipliers were applied to the PMA-related goals, the RBC Clinical Goals or the manufacturing and quality goal.

During the first quarter of 2014, the Compensation Committee determined that the 2013 corporate performance goals had been attained at a combined level of 45.8%, as further specified below.

Strategic Goals

The strategic component of our 2013 goals did not include minimum, target and maximum levels of performance, nor did it include a performance multiplier. The strategic component of our 2013 goals was not quantifiable in that it did not include specific quantitative elements or quantitative weighting. The Compensation Committee approved specified strategic goals, but also retained the discretion to take into account significant corporate events or other significant accomplishments that were not contemplated at the beginning of 2013 in determining the extent to which the strategic goals were satisfied. In making such determination, the Compensation Committee considered the Chief Executive Officer’s recommendation as to those strategic goals that should be considered and the percentage level of attainment of such strategic goals. The Compensation Committee then considered whether any modifications should be made either to the considered strategic goals, or the determined level of attainment, as recommended by the Chief Executive Officer. For example, with respect to the strategic goals for 2013, the Compensation Committee exercised its discretion to include an additional 5% for those functional groups that contributed in a meaningful way toward U.S. regulatory approval and commercial launch readiness activities. In determining whether and to what extent to make any performance-based cash incentive awards with respect to the strategic component of our 2013 goals, the Compensation Committee considered 2013 actions toward achieving the following strategic goals (some pre-determined, and some not contemplated at the beginning of the performance period), as recommended by the Chief Executive Officer and without modification from such recommendation:

•	Definitive regulatory pathway or submission plan for our platelet system;

•	Progress toward identifying a new manufacturing partner;

•	Partnering and non-debt financing activity; and

•	Progress toward U.S. regulatory approvals and commercial launch readiness for our plasma and platelet systems (for certain functional groups only).

The Compensation Committee also approved the level of attainment of the strategic goals as recommended by the Chief Executive Officer, without modification, so that the strategic goals were approved as attained at a level of 10.2%, with the additional 5% attainment level for certain functional groups as described above.

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Calculation of 2013 Bonus Plan Awards

During the first quarter of 2014, the Compensation Committee determined, in its sole discretion that we had achieved 45.8% of our corporate performance and strategic goals as described below:

CORPORATE PERFORMANCE GOALS	WEIGHTING	MULTIPLIER	ACHIEVEMENT
Attainment of Revenue Target	30%	0	0%
Attainment of Gross Margin Target	5%	.5	2.5%
Meet year-end targeted cash balance	10%	1.33	13.3%
Attainment of Total Operating Expense Target	5%	1.0	5%
Completion of Plasma Modular PMA Submission	10%	N/A	10%
Submission of Module Two for Platelet PMA Filing	10%	N/A	10%
Attainment of RBC Clinical Goals	10%	N/A	0%
Attainment of Manufacturing and Quality Goal	5%	N/A	5%

	85%		45.8%
STRATEGIC GOALS
Attainment of Strategic Goals	N/A	N/A	10.2%
Regulatory and Market Launch Readiness Progress	N/A	N/A	5%

TOTAL	100%		61.0%

Based on the above results, the Compensation Committee applied the 61% to the target bonus levels of each of the executives other than the Chief Executive Officer to determine the aggregate size of the total bonus pool available for such executives. Consistent with the terms of the Bonus Plan, this bonus pool was then allocated by the Chief Executive Officer with respect to the other eligible executives and submitted to the Compensation Committee for approval. However, the approval of the Chief Executive Officer’s bonus was determined separately and solely by the Compensation Committee, and the Chief Executive Officer had no involvement in making such determination. The Compensation Committee determined that Dr. Corash and Ms. Moore should each receive an allocation of 56% of their respective bonus targets, which reflected an allocation of the additional 5% for their efforts toward regulatory approval, but an offset for failure to achieve the RBC Clinical Goals. Mr. Högeboom received an allocation of 51% of his target bonus amount, which was 5% below the 2013 goal attainment level, reflecting the impact of failure to achieve the 2013 revenue goal. He was not eligible for the additional 5% allocated for the U.S. regulatory and commercial launch readiness activities. Mr. Green received an allocation of 66% of his target bonus amount, or 10% above the 2013 goal attainment level, in recognition of his significant contributions to the attainment of the operating expenditures and cash management targets and was eligible for the additional 5% allocated for the U.S. regulatory and commercial launch readiness activities but such additional 5% was not factored into his bonus amount. Mr. Greenman received an allocation of 61% of his target bonus amount, reflecting the additional 5% allocation for his individual contributions toward the potential U.S. commercial launch.

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Cash incentive performance awards earned by our NEOs under the Bonus Plan for 2013 performance were as follows:

Named Executive Officer	Target Bonus Level ($)	Actual Bonus Earned($)	Actual Bonus Earned as a % of Target Bonus Level
William M. Greenman	$300,000	$183,000	61%
Kevin D. Green	$97,862	$65,000	66%
Laurence M. Corash	$159,946	$90,000	56%
Caspar Högeboom (1)	€92,062	€46,686	51%
Carol M. Moore	$126,756	$71,000	56%

(1)	As converted to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1.3279, Mr. Högeboom’s target bonus level for 2012 was $122,249 and his actual bonus earned for 2013 was $61,994.

2013 Long-Term Incentive Compensation

In addition to salary and short-term incentive compensation, we provide our executive officers with long-term performance incentives, typically in the form of stock options. Stock options are intended to foster the long-term perspective we believe is necessary for our continued success by creating a strong, direct link between our NEOs’ compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the award if the value of our stock increases following the option grant date. The Compensation Committee also awards stock options because it believes that if our officers own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive’s continued service with us following the option grant date. The Compensation Committee also believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and other employees.

In February 2013, based in part on the February 2013 report from Radford Consulting, the Committee approved additional option grants to our NEOs with a Black-Scholes valuation targeted at the 60th percentiles of the annual grant levels to executives in similar positions at our peer companies. The Compensation Committee determined to grant 2013 equity awards to our NEOs at levels sufficiently large enough to approximate the equity compensation levels provided by our peers, while also conserving the number of shares available for future issuance under the 2008 Plan.

Option grants to our NEOs in 2013 were as follows:

Named Executive Officer	Option Shares
William M. Greenman	390,000
Kevin D. Green	100,000
Laurence M. Corash	170,000
Caspar Högeboom	170,000
Carol M. Moore	170,000

Stock options granted under our 2008 Plan generally have a ten-year term. Except with respect to the years of service awards that vest at the end of the quarter in which they are granted, these stock options typically have six month cliff vesting and thereafter vest monthly over the following 42 months and are therefore fully exercisable within four years of the grant date, with the exception of Mr. Högeboom, whose options vest annually over four years, which is consistent with market terms for equity awards in the Netherlands. The

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exercise price of options granted under the 2008 Plan is the closing price per share on the date of grant. We typically grant options at the commencement of employment and annually thereafter. Beginning in December 2011, the Committee changed the timing of the annual option grant award to occur concurrently with the review of executive cash compensation, which typically occurs in February, with a grant date of March 1st. In awarding stock options, the Compensation Committee considers individual performance, overall contribution, executive officer retention, the number of unvested stock options and restricted stock units currently held by the executive, the total number of stock options and stock units available for grant, and the levels of equity compensation provided by our peer companies to executives in similar positions.

Change of Control and Severance Benefits

Mr. Green, Dr. Corash and Ms. Moore are each participants in our change of control severance plan, referred to elsewhere as the Severance Plan, and we have an employment agreement with Mr. Greenman, in each case providing for certain change of control related severance benefits. For more information regarding our change of control related severance benefits, please see the section below entitled “Employment, Severance and Change of Control Agreements.” The Compensation Committee has also separately approved change of control related equity vesting acceleration benefits upon termination for Mr. Högeboom, consistent with the double trigger equity vesting acceleration benefits provided to our other NEOs in their employment agreements and/or the Severance Plan. This arrangement was formalized in a written agreement in March 2014. The Compensation Committee believes that these change of control related severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a change of control. Change of control benefits under Mr. Greenman’s employment agreement, Mr. Högeboom’s change in control agreement, and the Severance Plan, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. The Compensation Committee believes that the events triggering payment, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the Compensation Committee’s belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

The severance benefits for Messrs. Greenman, Green and Högeboom contained in their employment agreements also provides for certain non-change of control related severance benefits in the event of an involuntary termination without cause or a constructive termination, including continued payment of salary and healthcare benefits and full acceleration of stock options, in exchange for a general release of claims. Our Board and Compensation Committee believe that the non-change of control related severance benefits provided to our NEOs are an important element of their retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent. It is further believed that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the company.

Other Benefits

We provide our executive officers with other benefits that we believe are reasonable and consistent with, or less than, what our peer group offers its executive officers and that help us to attract and retain high quality executives. The Compensation Committee periodically reviews the levels of benefits provided to our executive officers to ensure they remain reasonable and consistent with our compensation philosophy.

Except with respect to Mr. Högeboom, our NEOs are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the 1996 Employee Stock Purchase Plan, in each case on the same basis as our other employees. Mr. Högeboom is not eligible to participate in our 401(k) Plan, or our medical, dental, vision

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coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, or the 1996 Employee Stock Purchase Plan. We do not currently offer pension or other retirement benefits for our NEOs other than the 401(k) Plan and the pension insurance contributions for Mr. Högeboom described below.

Pursuant to the terms of his employment agreement, Mr. Högeboom is provided with benefits that are typical for executives in the Netherlands and that include a leased vehicle benefit. Mr. Högeboom is also provided with pension insurance contributions equal to 10% of his gross base salary because he is not eligible to participate in our 401(k) Plan or Employee Stock Purchase Plan, and pension insurance contribution benefits are customary for employees in the Netherlands. Because Mr. Högeboom is not eligible to participate in our group term life insurance plan, Mr. Högeboom is also provided with death in service insurance contributions, which are used to obtain similar coverage to that provided under our group term life insurance plan and which are customary benefits provided to executives in the Netherlands. Mr. Högeboom is also provided with healthcare premium benefits for himself and his wife and children because this benefit is customary for executives in the Netherlands. Mr. Högeboom’s benefits provided under the terms of his employment agreement also include reimbursement for home telephone and internet expenses, which benefits were provided to him as customary benefits provided for our sales force employees, as Mr. Högeboom was originally hired to manage our international sales force.

Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. The design of our compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the company. For example, while our Bonus Plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Accounting and Tax Considerations

We account for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Code limits our deduction for federal income tax purposes to no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Although we have

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not previously paid any executive officer in a taxable year, compensation that is subject to the deduction limit in excess of $1.0 million, such compensation in future years may exceed such deduction limits. While the Compensation Committee is mindful of the potential benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of stock options or other “performance-based compensation” to our executive officers, by the Compensation Committee is not a guarantee of deductibility under the Code. We and the Compensation Committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) of the Code and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders.

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SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers at December 31, 2013. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE—FISCAL 2013, 2012 AND 2011

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
William M. Greenman	2013	495,833	—	771,069	183,000	810	(3)	1,450,712
President and	2012	465,000	—	839,876	259,920	810		1,565,606
Chief Executive Officer	2011	386,128	—	1,025,555	181,770	810		1,594,263

Kevin D. Green	2013	276,969	—	197,710	65,000	990	(4)	540,669
Vice President, Finance and	2012	260,150	—	209,969	92,500	987		563,606
Chief Financial Officer	2011	238,333	—	99,668	61,831	962		400,794

Laurence M. Corash,	2013	398,240	—	336,107	90,000	7,308	(5)	831,655
Senior Vice President,	2012	388,219	—	287,326	112,000	7,458		795,003
Chief Medical and Chief Scientific Officer	2011	378,125	—	161,837	96,771	7,308		644,041

Caspar Högeboom(6)	2013	304,381	—	347,021	61,994	83,965	(7)	797,361
President, Cerus Europe	2012	284,763	—	239,096	105,989	77,855		707,703
	2011	285,442	—	166,686	73,286	84,652		610,066

Carol M. Moore(8)	2013	315,352	—	336,107	71,000	4,014	(9)	726,473
Senior Vice President, Regulatory Affairs, Quality and Clinical

(1)	Represent the aggregate grant date fair value of stock option awards for the applicable fiscal year calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value of stock option awards are set forth Note 14 “Stock-Based Compensation” in our Form 10-K for the year ended December 31, 2013.
(2)	The dollar amounts in this column represent the cash bonus awarded under our Bonus Plan for the indicated fiscal year.
(3)	Represents group-term life insurance premiums that we paid during the applicable fiscal year.
(4)	Represents group-term life insurance premiums in the amount of $540 and reimbursed gym membership fees in the amount of $450.
(5)	Represents group-term life insurance premiums in the amount of $6,858 and reimbursed gym membership fees in the amount of $450.
(6)	Mr. Högeboom’s 2013 salary and cash incentive award under our Bonus Plan were paid in Euros in the amounts of €229,220 and €46,686, respectively. The 2013 amounts set forth herein have been converted to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1.3279. The 2012 amounts reflect an average conversion rate for the year ended December 31, 2012 of 1.2859. The 2011 amounts reflect an average conversion rate for the year ended December 31, 2011 of 1.3924.

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(7)	Represents the following items of compensation, which were paid or reimbursed by us. The following expenses for 2013 were paid or reimbursed in Euros and have been converted to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1.3279:

Company Car	Gas Allowance	Home Office Costs	Tax reimbursements and gross ups	Pension Insurance Contribution	Death in Service Insurance	Healthcare Contributions	Total Other Compensation
$25,443	$4,217	$1,957	$2,182	$30,699	$7,111	$12,356	$83,965
(8)	Because Ms. Moore was not a named executive officer of Cerus Corporation in 2012 or 2011, SEC rules do not require her compensation for those years to be reported.
(9)	Represents group-term life insurance premiums in the amount of $3,564 and reimbursed gym membership fees in the amount of $450.

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GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to our named executive officers in 2013.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
William M. Greenman			300,000
	3/1/2013	2/27/2013	—		390,000	3.66	771,069
Kevin D. Green			97,862
	3/1/2013	2/27/2013	—		100,000	3.66	197,710
Laurence M. Corash			159,946
	3/1/2013	2/27/2013	—		170,000	3.66	336,107
Caspar Högeboom			122,249	(4)
	3/1/2013	2/27/2013	—		170,000	3.66	347,021
Carol Moore			126,756
	3/1/2013	2/27/2013	—		170,000	3.66	336,107

(1)	The amounts shown reflect the target bonus awards for the fiscal year ended December 31, 2013 under the Bonus Plan based on our performance. The actual cash bonus award payments made pursuant to our Bonus Plan are reflected in the “Summary Compensation Table” above; accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2013. See also footnote (4) below. “Target” represents 40% of the base salary in effect at the time payment is made for Laurence Corash, Caspar Högeboom and Carol Moore, and 35% of the base salary in effect at the time payment for Kevin Green. “Target” for our Chief Executive Officer represents 60% of his base salary in effect at the time payment is made. For a description of our Bonus Plan, please see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Bonus Plan for 2013.”
(2)	Options were granted with an exercise price equal to 100% of the fair market value on the date of grant. For a description of the terms of the options granted in 2013, please see “Employment Agreements and Arrangements—Option Awards” below.
(3)	Represents the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value are set forth Note 14 “Stock-Based Compensation” in our Form 10-K for the year ended December 31, 2013.
(4)	Mr. Högeboom was eligible to receive a targeted bonus of €92,062 for performance in 2013. The amount shown reflects the conversion from Euros to U.S. Dollars using the average conversion rate for the year ended December 31, 2013 of 1.3279.

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EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements. Each of our named executive officers has entered into written employment agreements with us. For a description of these employment agreements, please see the section of this proxy statement under the heading “Employment, Severance and Change of Control Agreements” below.

Annual Bonus Plan. Our Bonus Plan for Senior Management of Cerus Corporation and our International Bonus Plan, which together are referred to as the Bonus Plan, provide for annual bonus award opportunities to reward executive officers for performance in the prior fiscal year.

For the Bonus Plan for 2009, 70% of each recipient’s bonus was awarded in cash and 30% was awarded in the form of restricted stock units, with the exception of Dr. Corash, who was awarded 45.5% of his bonus in cash, 24.5% of his bonus in the form of a fully-vested stock bonus award and the remaining 30% of his bonus in the form of a restricted stock unit. The number of restricted stock units that were awarded was determined based upon the closing price of our common stock on the date the units were granted, which was the date on which bonus amounts were determined. The restricted stock units vested annually in three equal annual installments, beginning on the first anniversary of the date of grant. For the named executive officers other than Mr. Högeboom, the issuance of the shares underlying the restricted stock awards was deferred until the awards fully vested. On January 6, 2013, the awards became fully vested and the underlying shares were issued to the applicable named executive officers. See “Nonqualified Deferred Compensation” below.

Beginning in 2010, all payments under the Bonus Plan have been made in cash. For more information regarding the Bonus Plan for 2013, please see “Compensation Discussion and Analysis—2013 Bonus Plan” above.

Option Awards. In addition to salary and short-term incentive compensation under our Bonus Plan, we provide our executive officers with long-term incentives, in the form of stock options. Stock options in 2013 were granted under our 2008 Plan and generally have a ten-year term. These stock options vest, subject to continued service with us, as to 12.5% of the shares subject to the award on the six month anniversary of the vesting commencement date and then in 42 equal monthly installments thereafter and are therefore fully exercisable within four years of the grant date, with the exception of Mr. Högeboom, whose option granted in 2013 vests in equal annual installments over four years. All options granted in 2013 were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

Change of Control and Severance Plans. The employment agreements referred to above provide for severance benefits, which are described in more detail under the heading “Employment, Severance and Change of Control Agreements” below. In addition, effective September 2005, and amended and restated as of December 11, 2008, we adopted a change of control severance benefit plan, or the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control and is described in more detail under the heading “Employment, Severance and Change of Control Agreements” below. Each of Dr. Corash, Mr. Green and Ms. Moore are participants in the Severance Plan. The Compensation Committee has also separately approved change of control termination related equity vesting acceleration benefits for Mr. Högeboom, consistent with the double trigger equity vesting acceleration benefits provided to our other NEOs in their employment agreements and the Severance Plan. This arrangement was formalized in a written agreement in March 2014.

401(k) Plan. Our 401(k) Profit Sharing Plan, or the 401(k) Plan, enables eligible employees to save for retirement. As well as retirement benefits, the 401(k) Plan provides certain benefits in the event of death, disability, or other termination of employment. The 401(k) Plan is for the exclusive benefit of eligible employees and their beneficiaries. The 401(k) Plan allows employees to shelter a percentage of their income from taxes and choose from a number of investment funds while saving for retirement. All employees who are not residents of Puerto Rico, covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations, a leased employee or a nonresident alien with no income from a U.S. source are eligible

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to participate in the 401(k) Plan on the first day of the month following their date of hire. Enrollments are effective and contributions can begin on the first day of the month after hire. The 401(k) Plan has a rollover feature and also allows for borrowing against the balance in the account. Employees can make pre-tax dollar contributions of up to 60% of their eligible pay up to a maximum cap established by the IRS unless their participation level is limited by IRS non-discrimination testing requirements.

A variety of investment funds are available and money can be allocated among them as employees wish, in any percentage increments. Deferral amount elections may be made and/or changed on a monthly basis. With some limitations, employees may change their investment choices daily.

Other Compensatory Arrangements. For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Other Benefits” above.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2013, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William M. Greenman	50	—		3.52	3/30/2014
	100,000	—		2.28	6/28/2014
	65,000	—		8.86	10/2/2015
	75	—		10.15	1/2/2016
	55,000	—		5.55	10/1/2016
	30,000	—		8.73	9/30/2017
	40,000	—		4.19	9/30/2018
	150,000	—		0.79	1/11/2019
	100	—		1.06	4/22/2019
	40,000	—		2.15	9/30/2019
	81,250	18,750	(1)	3.00	8/31/2020
	366,666	183,334	(2)	2.70	4/18/2021
	56,250	43,750	(3)	2.08	8/31/2021
	166,250	213,750	(4)	3.75	2/28/2022
	73,125	316,875	(5)	3.66	2/28/2023

Kevin D. Green	25,000	—		10.15	1/2/2016
	6,150	—		5.55	10/1/2016
	7,500	—		8.73	9/30/2017
	11,000	—		4.19	9/30/2018
	23,000	—		0.79	1/11/2019
	50,000	—		1.05	4/30/2019
	25,000	—		2.15	9/30/2019
	28,125	21,875	(1)	3.00	8/31/2020
	50	—		2.48	1/2/2021
	45,000	35,000	(3)	2.08	8/31/2021
	41,562	53,438	(4)	3.75	2/28/2022
	18,750	81,250	(5)	3.66	2/28/2023

Laurence M. Corash	125,000	—		2.28	6/28/2014
	100	—		2.51	11/15/2014
	40,000	—		8.86	10/2/2015
	30,000	—		5.55	10/1/2016
	30,000	—		8.73	9/30/2017
	35,000	—		4.19	9/30/2018
	85,000	—		0.79	1/11/2019
	150	—		2.98	7/26/2019
	30,000	—		2.15	9/30/2019
	60,937	14,063	(1)	3.00	8/31/2020
	73,125	56,875	(3)	2.08	8/31/2021
	56,875	73,125	(4)	3.75	2/28/2022
	31,875	138,125	(5)	3.66	2/28/2023

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	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Caspar Högeboom	30,000	—		9.61	3/7/2016
	10,000	—		5.55	10/1/2016
	12,500	—		8.73	9/30/2017
	14,000	—		4.19	9/30/2018
	50,000	—		1.01	11/30/2018
	40,000	—		0.79	1/11/2019
	20,000	—		2.15	9/30/2019
	56,250	18,750	(6)	3.00	8/31/2020
	65,000	65,000	(7)	2.08	8/31/2021
	26,250	78,750	(8)	3.75	2/28/2022
	—	170,000	(9)	3.66	2/28/2023

Carol Moore	100,000	—		5.77	3/31/2018
	20,000	—		4.19	9/30/2018
	75,000	—		0.79	1/11/2019
	30,000	—		2.15	9/30/2019
	48,750	11,250	(1)	3.00	8/31/2020
	25	—		2.48	1/2/2021
	73,125	56,875	(3)	2.08	8/31/2021
	48,125	61,875	(4)	3.75	2/28/2022
	31,875	138,125	(5)	3.66	2/28/2023

(1)	The shares subject to this stock option award vested as to 12.5% of the shares on March 1, 2011, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(2)	The shares subject to this stock option award vested as to 12.5% of the shares on October 18, 2011, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(3)	The shares subject to this stock option award vested as to 12.5% of the shares on March 1, 2012, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(4)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2012, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(5)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2013, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(6)	The shares subject to this stock option award vested as to 25% of the shares on September 1, 2011, and vest as to the remainder of the shares in 3 equal annual installments thereafter.
(7)	The shares subject to this stock option award vest as to 25% of the shares on September 1, 2012, and vest as to the remainder of the shares in 3 equal annual installments thereafter.
(8)	The shares subject to this stock option award vest as to 25% of the shares on March 1, 2013, and vest as to the remainder of the shares in 3 equal annual installments thereafter.
(9)	The shares subject to this stock option award vest as to 25% of the shares on March 1, 2014, and vest as to the remainder of the shares in 3 equal annual installments thereafter.

53.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2013, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William M. Greenman	17,250	19,665	2,529	7,587
Kevin D. Green	—	—	1,248	3,744
Laurence M. Corash	35,000	57,970	3,040	9,120
Caspar Högeboom	—	—	2,416	7,248
Carol M. Moore	—	—	1,645	4,935

(1)	The shares subject to this option award were exercised and held. The value realized on exercise is calculated based on the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the named executive officers as a result of the option exercises.
(2)	These amounts represent the aggregate number of shares subject to outstanding restricted stock unit awards that vested in 2013. These restricted stock unit awards were granted to the named executive officers in January 2010. One-third of the shares subject to such restricted stock unit award vested on the first anniversary of the grant date, one-third vested on the second anniversary of the grant date and one-third vested on the third anniversary of the grant date. Other than with respect to Mr. Högeboom, the shares subject to the restricted stock units were not issued until the entire grant was fully vested. The shares subject to Mr. Högeboom’s restricted stock units were issued to him upon vesting. All of the shares subject to the January 2010 restricted stock unit awards were issued to the named executive officers on the final vesting date in January 2013, when the awards became fully vested. Please also see “Nonqualified Deferred Compensation” below.
(3)	The value realized on vesting is calculated by multiplying the number of shares underlying the restricted stock units vesting on the January 6, 2013 vesting date times the closing price of our common stock on January 4, 2013, the last trading date prior the vesting date (which fell on a weekend). The value realized on vesting does not include shares subject to the restricted stock unit awards that vested in 2011 and 2012, the issuance of which was deferred until January 2013 when the awards became fully vested. Please also see “Nonqualified Deferred Compensation” below.

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NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2013, which consists only of the deferral of shares that vested under restricted stock unit awards granted to the named executive officers. Pursuant to the terms of the restricted stock units granted to the named executive officers in January 2010, one-third of the shares subject to such restricted stock unit award vested on each anniversary of the grant date, so that the award was fully vested on the third anniversary of the grant date. However, other than with respect to Mr. Högeboom, the issuance of the shares underlying the restricted stock units was deferred and did not occur until the last scheduled vesting date, which was in January 2013. For Mr. Högeboom, the shares underlying the restricted stock units were issued upon vesting, which is consistent with market terms for equity awards in the Netherlands.

The deferral of receipt of shares vesting under the restricted stock unit awards was provided for solely under the terms of the restricted stock units granted to the named executive officers (other than Mr. Högeboom) in January 2010, was not elective and was not otherwise made pursuant to a plan pursuant to which we made any contributions. The named executive officers were not entitled to any dividends or other payments on the shares deferred under the restricted stock unit awards.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
William M. Greenman	7,587	(810)	22,767	—
Kevin D. Green	3,744	(400)	11,235	—
Laurence M. Corash	9,120	(973)	27,363	—
Caspar Högeboom	—	—	—	—
Carol Moore	4,935	(526)	14,811	—

(1)	The reported dollar values are calculated by multiplying the number of shares vested in 2013 under the January 2010 restricted stock unit awards by the closing price of our common stock on January 4, 2013, the last trading date prior to the January 6, 2013 vest date (which fell on a weekend).
(2)	Reflects earnings (loss) on shares deferred upon the vesting of restricted stock unit awards, which consisted solely of stock price depreciation. The earnings (loss) on deferred shares do not include any company or executive contributions, and are calculated solely based on the difference in value, as measured using the closing price of our common stock on the relevant date (or the immediately preceding trading date since the relevant dates were not trading dates), between the total shares deferred at January 1, 2013 and the shares that vested on the January 6, 2013 vest date, on the one hand, and the total shares issued on January 6, 2013 upon the full vesting of the January 2010 restricted stock unit awards on the January 6, 2013 vest date on the other.
(3)	The reported dollar values are calculated by multiplying the number of deferred shares issued on January 6, 2013 upon the vesting in full of the January 2010 restricted stock unit awards by the closing price of our common stock on January 4, 2013, the last trading date prior the issuance date (which fell on a weekend). The total number of deferred shares issued to the named executive officers in the table above on the January 6, 2013 vest date was 7,589 shares for Mr. Greenman, 3,745 shares for Mr. Green, 9,121 shares for Dr. Corash and 4,937 shares for Ms. Moore.
(4)	All of the deferred shares subject to the January 2010 restricted stock unit awards were issued on the January 6, 2013 vest date; accordingly, there was no deferred compensation balance at December 31, 2013.

55.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Except as set forth below, we do not have employment agreements currently in effect with any of our named executive officers. However, from time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment.

William M. Greenman, our President and Chief Executive Officer, is a party to an agreement with us, dated as of May 12, 2011, which provides for an initial annual base salary of $415,000 and participation in our Bonus Plan, with a target bonus of 60% of Mr. Greenman’s base salary. In connection with his appointment as our President and Chief Executive Officer, Mr. Greenman was granted an option, pursuant to the 2008 Plan, to purchase 550,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The stock option vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Greenman’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s stock options will accelerate in full as of the date of termination.

In the event Mr. Greenman’s employment is terminated by us without cause or by him as a good reason resignation within 12 months following a change in control, subject to his execution of a release of claims, he will be entitled to receive severance pay equal to 18 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of a lump sum on the first regular payroll date following the effective date of the release, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 18 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s stock options will accelerate in full as of the date of termination.

Kevin D. Green, our Vice President, Finance and Chief Financial Officer, is a party to an agreement with us, dated as of May 1, 2009, which provides for an initial annual base salary of $220,000, participation in our Bonus Plan and the grant of an option, pursuant to the 2008 Plan, to purchase 50,000 shares of our common stock. The option has an exercise price equal to the fair market value of our common stock on the date of grant and vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Green’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for six months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Green’s stock options will accelerate in full as of the date of termination. Mr. Green is also a participant in our a change of control severance benefit plan, or the Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

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Laurence M. Corash, our Senior Vice President and Chief Medical and Chief Scientific Officer, is a party to an agreement with us, dated as of March 2, 2010, pursuant to which Dr. Corash is eligible to receive the following compensation, effective as of March 1, 2010:

•	a semi-monthly initial base salary of $15,625.00, for an annual base salary of $375,000.00;

•

continued participation in the Bonus Plan, subject to the terms, conditions and limitations of the Bonus Plan, with the cash bonus, should one be awarded, paid pursuant to the terms of the Bonus Plan; and

Dr. Corash is also a participant in the Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Caspar Högeboom, our President, Cerus Europe, which is our European subsidiary, is a party to an agreement with us, dated as of March 6, 2006, as amended by a letter dated December 11, 2009 and an addendum dated February 17, 2011, which provides that Cerus Europe may terminate Mr. Högeboom’s employment by providing him with at least six months written notice, except in certain circumstances deemed to be urgent cause, and Mr. Högeboom may terminate his employment by providing Cerus Europe with at least three months written notice. In addition, during his employment and for a period of 12 months after the termination of his employment, he agreed not to (i) undertake or be engaged in any activities within the Netherlands, which are the same as or similar to the activities of Cerus Europe or the enterprises affiliated with Cerus Europe, or (ii) solicit the employment of or employ any of Cerus Europe staff and refrain any form of business contact with customers and other business relations of Cerus Europe or enterprises affiliated with Cerus Europe, even if the initiative for this business contact comes from these customers and relations. As consideration for these noncompetition and non-solicitation obligations, Cerus Europe agreed to pay Mr. Högeboom twelve months of gross salary; provided that, if Cerus Europe determines at its discretion to shorten the period of the noncompetition and non-solicitation obligations, then Cerus Europe would only be required to pay Mr. Högeboom one month’s gross base salary per month of such restriction. The agreement, as amended and supplemented, also provides for the following additional benefits: (a) use of a company car, with a monthly least budget of €1,265 and (b) the opportunity for Mr. Högeboom to take out pension insurance, to which we will contribute a maximum of 10% of Mr. Högeboom’s gross base salary. We also agreed, pursuant to letters dated as of December 18, 2007 and January 11, 2012, to pay the premiums for the healthcare insurance for Mr. Högeboom, his wife and his children and pay his home telephone and internet expenses. The Compensation Committee has also separately approved change of control termination related equity vesting acceleration benefits for Mr. Högeboom, consistent with the double trigger equity vesting acceleration benefits provided to our other NEOs in their employment agreements and the Severance Plan. This arrangement was formalized in a written agreement in March 2014. Mr. Högeboom is entitled to a maximum bonus target of 40% under the Bonus Plan.

Severance Plan. Effective September 2005 and amended and restated as of December 11, 2008, we adopted the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control. At the time the Severance Plan was put in place, each of our executive officers with an individually negotiated agreement providing for severance benefits was given the option of participating in the Severance Plan or continuing to receive the severance benefits provided for in his agreement. Mr. Greenman, and Dr. Corash each opted to participate in the Severance Plan. In connection with Mr. Greenman’s appointment as our President and Chief Executive Officer, however, he entered into the employment letter described above and is no longer a participant in the Severance Plan. Ms. Moore and Mr. Green are also participants in the Severance Plan. The Severance Plan provides for the payment of certain benefits to certain eligible employees in exchange for an effective release of claims in the event the employee is terminated by us without cause or by him as a good reason resignation on or within 12 months following a change of control (as such terms are defined in the Severance Plan). The severance compensation consists of a lump sum cash severance payment equal to 12 months of the participant’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately preceding the termination event. Additionally, the Severance Plan provides for paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for 12 months and accelerated vesting and exercisability of all of the participant’s then-outstanding stock option awards.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements if the employment of our named executive officers had terminated on December 31, 2013. In addition, the table sets forth the amounts to which the named executive officers would be entitled under the 2008 Plan if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options held by the named executive officers, or to substitute for similar options.

Name and Principal Position	Voluntary Termination for Good Reason or Involuntary Termination On or Within 12 Months After a Change of Control						Involuntary Termination Without Cause Absent a Change of Control						Payments upon a Change of Control
	Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Equity Acceleration ($)(10)
William M. Greenman	32,968	(1)	750,000	(2)	2,404,584	(3)	21,979	(4)	500,000	(5)	2,404,584	(3)	2,404,584
President and Chief Executive Officer

Kevin D. Green	23,036	(4)	279,607	(8)	556,264	(3)	11,518	(7)	139,804	(6)	556,264	(3)	556,264
Vice President, Finance and Chief Accounting Officer

Laurence M. Corash	27,458	(4)	399,866	(8)	879,867	(3)	—		—		—		879,867
Senior Vice President and Chief Medical and Chief Scientific Officer

Caspar Högeboom	—		152,811	(9)	1,035,663	(3)	—		152,811	(9)	—		1,035,663
President, Cerus Europe

Carol Moore	23,274	(4)	316,891	(8)	839,788	(3)	—		—		—		839,788
Senior Vice President, Regulatory Affairs, Quality and Clinical

(1)	Represents the aggregate amount of our share of the cost of 18 months of COBRA premiums.
(2)	Represents 18 months of the executive’s base salary as of December 31, 2013 payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason within 12 months following a change of control.
(3)	Represents the excess of fair market value of those unvested shares subject to outstanding options with accelerated vesting that were exercisable on December 31, 2013 and were in the money, calculated based on the closing price of $6.45 of our common stock on December 31, 2013, the last trading day of fiscal 2013, over the aggregate exercise price of such options.
(4)	Represents the aggregate amount of our share of the cost of 12 months of COBRA premiums.
(5)	Represents the aggregate amount of the executive’s base salary as of December 31, 2013, payable over the 12 month period following an involuntary termination of the executive’s employment by us other than for cause.
(6)	Represents the aggregate amount of the executive’s base salary as of December 31, 2013, payable over the 6 month period following an involuntary termination of the executive’s employment by us other than for cause.
(7)	Represents the aggregate amount of our share of the cost of 6 months of COBRA premiums.

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(8)	Represents 12 months of the executive’s base salary as of December 31, 2013, payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason within 12 months following a change of control.
(9)	This amount represents the aggregate amount of Mr. Högeboom’s base salary as of December 31, 2013, payable over a 6 month period. Mr. Högeboom’s employment agreement with us, dated as of March 6, 2006, as amended by a letter dated December 11, 2009 and an addendum dated February 17, 2011, provides that we may terminate Mr. Högeboom’s employment by providing him with at least six months written notice, except in certain circumstances deemed to be urgent cause. In addition, we may require Mr. Högeboom to be bound by the non-competition and non-solicitation provisions set forth in his employment agreement. In that case, for each month that we elect to require him to be bound by these provisions, up to 12 months, we would be obligated to pay Mr. Högeboom an amount equal to approximately $25,468 per month (which amount represents one month of Mr. Högeboom’s base salary as of December 31, 2013), or $305,620 for the full 12-month period, based on an average conversion rate from Euros to U.S. Dollars for the year ended December 31, 2013 of 1.3279. Accordingly, based on the foregoing, the total amount payable to Mr. Högeboom in this termination scenario, assuming we elected to require him to be bound by these provisions for the full twelve month period would be $305,620.
(10)	These benefits would be payable pursuant to the terms of the Stock Option Agreement for stock options granted pursuant to the 2008 Plan, which were outstanding as of December 31, 2013, if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options held by the named executive officers, or to substitute for similar options.

In addition to the benefits described and quantified above, the 2008 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2008 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

59.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on a periodic basis. In late 2011, the Compensation Committee engaged Radford Consulting to provide an assessment of the compensation of our Board of Directors. Using the same peer list that was selected for the Executive Compensation Review in 2011, Radford Consulting prepared an assessment and provided recommendations for 2012 cash and equity compensation in a report delivered to the Compensation Committee in December 2011. These recommendations were included in the Amended and Restated Non-Employee Director Compensation Policy, or the Amended Policy, which became effective on January 1, 2012. For the year ended December 31, 2013, the Amended Policy provides that each director, other than the Chair of the Board, who is not also one of our officers or employees, will be compensated for his or her services as a director at the rate of $35,000 per year. The Chair of the Board will receive an annual retainer of $57,500 per year. The annual retainer is paid to our non-employee directors in equal quarterly installments. In addition to the annual retainer, the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer of $26,000, $12,500 and $10,000, respectively. Each other member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee who is not one of our employees will receive an annual retainer of $13,000, $8,000 and $6,000, respectively. All directors, including those who are our officers or employees, were reimbursed for expenses incurred in connection with attending Board or committee meetings. If a director joins the Board at a time other than effective as of the first day of the calendar year, each element of the annual cash compensation will be pro-rated based on days served in the applicable calendar year, with the pro-rated amount paid for the first quarter in which the director provides the service, and regular full quarterly payments thereafter.

In addition to cash compensation, each of our non-employee directors received an annual stock option grant at the beginning of each year under the terms of the Amended Policy. The stock option grants made pursuant to the Amended Policy are and will be pursuant to the terms of the 2008 Plan. Pursuant to the Amended Policy, each of our non-employee directors receives a non-qualified stock option grant covering 25,000 shares of our common stock upon his or her initial election to the Board, and a non-qualified stock option grant covering 25,000 shares, or 32,500 shares in the case of the Chair of the Board, of our common stock each calendar year thereafter on the first trading day of the year. The number of shares subject to the director’s first annual award is pro-rated based on the number of days he or she served in his or her first year of service. The initial stock option grant vests monthly over four years and the annual stock option grant vests over 12 months, in each case subject to continued service. In the event of certain corporate transactions such as a merger in which Cerus is not the surviving company or in a sale of all or substantially all of our assets, the directors’ awards will become fully vested. Stock options granted to our directors have an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten years.

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DIRECTOR COMPENSATION—FISCAL 2013

The following table shows for the fiscal year ended December 31, 2013 certain information with respect to the compensation of all non-employee directors of Cerus who served in such capacity during 2013. Mr. Greenman and Dr. Corash received no compensation for their services as directors, and are not included in the table below. In addition, Dr. Witney is not included in the table below since he joined our Board in March 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		Total ($)
B.J. Cassin(4)	75,500	57,746	(3)	133,246
Timothy B. Anderson	54,000	44,420	(3)	98,420
Bruce C. Cozadd	75,000	44,420	(3)	119,420
Gail Schulze	53,500	44,420	(3)	97,920
Daniel N. Swisher, Jr.	54,000	44,420	(3)	98,420

(1)	Represents the grant-date fair value of all options granted during 2013, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. For additional information on the valuation assumptions with respect to these grants, refer to Note 14 “Stock-Based Compensation” in our Form 10-K for the year ended December, 31, 2013.
(2)	The aggregate number of shares subject to outstanding stock options held by each current and former director listed in the table above as of December 31, 2013 was as follows: 276,250 shares for Mr. Cassin; 137,708 shares for Mr. Anderson; 194,166 shares for Mr. Cozadd; 160,294 shares for Ms. Schulze; and 62,877 shares for Mr. Swisher.
(3)	The grant-date fair values relate to the annual option grants made on January 2, 2013 to our non-employee directors. The annual option grants become vested and exercisable in 12 equal monthly installments. The vesting of each installment occurs on the last day of each month beginning with the month in which the option was granted, so long as the director’s service is not interrupted during the period preceding each vesting date.
(4)	Mr. Cassin retired from the Board effective December 31, 2013.

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TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have not yet adopted a written related-person transactions policy. However, our Audit Committee has been delegated the authority to review the results of management’s efforts to monitor compliance with our programs and policies that are generally designed to ensure adherence to applicable laws and rules, as well as to our Ethics Code, including review and approval of related-party transactions. In addition, applicable NASDAQ rules require that our Audit Committee (or another independent body of the Board) conduct an appropriate review and oversight of all related-party transactions for potential conflict of interest situations on an ongoing basis. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. During the upcoming year, the Audit Committee will give full consideration to the adoption of a formal policy regarding related-person transactions and, if adopted, promptly post it on our website.

CERTAIN RELATED-PERSON TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involves exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transactions described below. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Participation in Public Offering

On March 19, 2013, we completed an underwritten public offering of 9,583,333 shares of our common stock at a price to the public of $4.20 per share. Net cash proceeds from the offering to Cerus were approximately $38.0 million after deducting the underwriting discount and offering expenses. Baker Bros. Advisors LLC (“Baker Bros.”) purchased 3,833,333 shares of our common stock in the public offering and, as a result, became the owner of more than 5% of our outstanding common stock. For additional information regarding Baker Bros. and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors, executive officers and controller. The form of indemnity agreement provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, executive officer or controller, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity. On April 24, 2009, the Board approved a new standard form of indemnity agreement and authorized us to enter into the new indemnity agreement with each of our directors, officers, employees and other agents. The new form of indemnity agreement continues to provide that we will

62.

indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, officer, employee or other agent, to the fullest extent permitted by our bylaws and Delaware law.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Executive Employment Agreements and Severance Plan and Arrangements

We have entered into employment agreements with certain of our executive officers and maintain the Severance Plan for certain of our other executive officers, each of which, among other things, provide for certain severance and change of control benefits to our respective executive officers as more fully discussed in the section entitled “Employment, Severance and Change of Control Agreements.”

63.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerus Corporation stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520 or (3) contact our Corporate Secretary, Cerus Corporation at (925) 288-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers.

64.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lori L. Roll

Secretary

April     , 2014

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520.

65.

Appendix A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CERUS CORPORATION

A Delaware Corporation

Cerus Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Cerus Corporation

SECOND: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 31, 1996.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first paragraph of Article IV is hereby deleted in its entirety and replaced as follows:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is Two Hundred Thirty Million (230,000,000) shares. Two Hundred Twenty-Five Million (225,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Cerus Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this          day of             , 2014.

CERUS CORPORATION

By
William “Obi” Greenman President and Chief Executive Officer

A-1

CERUS CORPORATION

ATTN: LORI ROLL

2550 STANWELL DRIVE

CONCORD, CA 94520

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2014. Have your proxy card and other proxy materials including the control number set forth in the Notice Regarding the Availability of Proxy Materials (the “Notice”) in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2014. Have your proxy card and other proxy materials including the control number set forth in the Notice, in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46803-P20452	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CERUS CORPORATION The Board of Directors recommends you vote “FOR” all of the nominees for director set forth in Proposal 1 and “FOR” Proposals 2, 3, and 4. Vote on Proposal 1: Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1.   To elect the following three nominees for director to the Board of Directors of the Company to hold office until the 2017 Annual Meeting of Stockholders

Nominees:

01)  Timothy B. Anderson

02)  Bruce C. Cozadd

02)  William M. Greenman

				Vote on Proposal 4: Independent Registered Public Accounting Firm	For	Against	Abstain
Vote on Proposal 2: Amendment to the Company’s Amended and Restated Certificate of Incorporation	For	Against	Abstain

4.   To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014

					☐	☐	☐
2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 112,500,000 shares to 225,000,000 shares.	☐	☐	☐
Vote on Proposal 3: Advisory Vote on Executive Compensation

NOTE:  The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “For All” of the nominees set forth in Proposal 1, and “For” Proposals 2, 3, and 4. If any other matters are properly brought before the meeting, the persons named on this proxy will vote on those matters in accordance with their best judgment.

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report which includes the Annual Report on Form 10-K are available at www.proxyvote.com.

M46804-P20452

CERUS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE

2014 ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 11, 2014.

The undersigned hereby appoints Chrystal Menard and Lori L. Roll, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520, on Wednesday, June 11, 2014 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.